Exhibit 10.17
CONSENT AND AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT
     This CONSENT AND AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of October 15, 2009, and is entered into by and among BroadSoft, Inc., a Delaware corporation (“Parent”), BroadSoft International, Inc” a Delaware corporation (“International”), BroadSoft M6, LLC, a Delaware limited liability company (“M6”), BroadSoft Sylantro, Inc., a Delaware corporation (“Sylantro”; and together with Parent, International and M6, the “Existing Borrowers”, and each an “Existing Borrower”), BroadSoft PacketSmart, Inc., a Delaware corporation (“PacketSmart”; and together with Parent, International, M6, and Sylantro, the “Borrowers”, and each a “Borrower”), and ORIX Venture Finance, LLC, a Delaware limited liability company (“Lender”). As described below, it is anticipated that PacketSmart will merge with PacketIsland, Inc., a Delaware corporation (“Packet Island”), with Packet Island surviving the merger and, effective upon the consummation of such merger, changing its name to BroadSoft PacketSmart, Inc, (which will continue to be a Delaware corporation), and which entity is being added as a new Borrower pursuant to the terms hereof, all on the date hereof as described below.
WITNESSETH:
          WHEREAS, Existing Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of September 26, 2008 (as amended from time to time being referred to herein as the “Loan Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Loan Agreement);
          WHEREAS, Existing Borrowers have informed Lender that, for purposes of effectuating the “Merger” (as defined below), Parent formed a new wholly-owned Subsidiary, PacketSmart, and that PacketSmart has had no operations to date;
          WHEREAS, Existing Borrowers have informed Lender that Parent desires to effect a merger of PacketSmart with and into Packet Island, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among Parent, PacketSmart, Packet Island and certain other parties as identified therein, a copy of which is attached hereto as Exhibit A (the “Merger”), with Packet Island being the surviving entity of such merger and, immediately after giving effect thereto, changing its name to BroadSoft PacketSmart, Inc. (the “New Borrower”);
          WHEREAS, in the absence of the prior written consent of Lender, the Merger would constitute a Default under Sections 4.5(i) and 4.5(ii) of the Loan Agreement and a corresponding Event of Default under Section 6.1 (d) of the Loan Agreement; and
          WHEREAS, Existing Borrowers have requested that Lender (a) consent to the Merger, (b) amend the Loan Agreement to add PacketSmart as a “Borrower” under the Loan Agreement and (c) amend the Loan Agreement in certain other respects as set forth herein.
          NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Joinder. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below, the parties hereto agree that PacketSmart is hereby joined to the Loan Agreement and the other Loan Documents as a “Borrower” and PacketSmart hereby agrees to be bound by all of the terms and conditions (including without limitation all of the representations and warranties and covenants) of the Loan Agreement and the other Loan Documents, as a “Borrower”, in each case as if PacketSmart were a direct signatory thereto. In furtherance of the preceding sentence, without limiting any provision of the Loan Agreement or any other Loan Document to which PacketSmart is now becoming a party as a “Borrower”, and in accordance with the terms of the Loan Agreement and the other Loan Documents, PacketSmart (i) agrees to be jointly and severally liable with each other Borrower for the Loans and other Obligations; (ii) grants a lien in all Collateral to secure all of the Loans and other Obligations; and (iii) acknowledges and agrees that it has become a guarantor under and pursuant to the provisions of Section 9 of the Loan Agreement and has agreed to the terms and conditions regarding the “Suretyship Waivers” set forth in Exhibit C to the Loan Agreement.
          While the Loan described in Section 1 of the Schedule to the Loan Agreement was made on or around September 26, 2008 to certain of the Existing Borrowers (and not to PacketSmart), to limit the number of changes to the Loan Agreement and other Loan Documents necessary to subject PacketSmart to all of the terms and conditions thereof (including those described in the first paragraph of this Section 1) the term “Borrower” is used to include PacketSmart even though such Loan was not made to PacketSmart. PacketSmart unconditionally guaranties, and is jointly and severally liable for, such Loan and all of the other Obligations.
          2. Consent. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below, Lender hereby consents to the consummation of the Merger pursuant to the terms of the Merger Agreement. The foregoing is a limited consent and shall not constitute a consent to or waiver of any other Defaults or Events of Default that are now in existence or that may hereafter occur.
          3. Amendments. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below. the Loan Agreement is amended as follows:
          (a) The defined term “Representations” set forth in Section 7 to the Loan Agreement is hereby amended and restated ill its entirety as follows:
     “Representations” means the (i) written Representations and Warranties previously delivered by Parent to ORIX dated September 23, 2008; (ii) the written Representations and Warranties delivered by Sylantro to ORIX dated December 15, 2008; and (iii) the written Representations and Warranties regarding Packet Island, Inc, delivered by Packet Island to ORIX dated October 8, 2009.
          4. Collateral Assignment of Undertakings under Merger Agreement. To induce Lender to enter into this Amendment, Borrowers hereby agree that:

          (a) each of Parent and PacketSmart hereby collaterally assigns and grants to Lender, as additional security for the payment and performance in full of the Obligations, a security interest in all of its rights and remedies with respect to any and all of the representations, warranties, covenants, indemnification agreements and other agreements made, and certain rights granted, in its favor pursuant to the Merger Agreement (collectively, the “Undertakings”);
          (b) each of Parent and PacketSmart agrees to (i) promptly notify Lender of each and every material dispute with, and material claim against, any person or entity for which it has a claim under the Merger Agreement; (ii) diligently enforce each such claim (unless Parent and PacketSmart determine reasonably and in good faith that it would not be commercially reasonable to enforce any such claim); and (iii) promptly provide Lender with copies of all material notices, demands, requests and other material communications sent or received by it pursuant to the Merger Agreement as well as prior written notice of its intention to exercise any power, right or remedy pursuant to the Merger Agreement;
          (c) in no event shall either Parent or PacketSmart, without the prior written consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned), waive, release or discharge any person or entity with respect to any Undertaking or compromise or settle any claim or dispute with respect to any such Undertaking, and no such waiver, release, discharge, compromise or settlement shall be effective without the prior written consent of Lender;
          (d) each of Parent and PacketSmart hereby irrevocably authorizes and empowers Lender as its agent at any time after the occurrence and during the continuance of an Event of Default to (i) either directly or its behalf, assert any claims and demands and enforce any rights and remedies as it may have, from time to time, with respect to the Undertakings, as Lender may deem proper, and (ii) receive and collect any and all proceeds, awards or amounts due under the Merger Agreement and apply all such amounts on account of the Obligations in the manner described in Loan Agreement;
          (e) each of Parent and PacketSmart hereby irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as its true and lawful attorney (and agent-in-fact) for the purpose of enabling Lender or its agent to assert, at any time after the occurrence and during the continuance of an Event of Default, any claims and demands or enforce any rights and remedies and receive and collect such proceeds, awards and amounts and to apply such monies to the Obligations in the manner described in Loan Agreement; and
          (f) Lender shall not be deemed to have assumed any of the obligations or liabilities of either Parent or PacketSmart under the Merger Agreement by reason of this Section 4 or otherwise, and Borrowers further agree to indemnify, protect, defend and hold Lender harmless from and with respect to any claims or demands thereunder other than to the extent arising from the gross negligence or willful misconduct by Lender as determined by a court of competent jurisdiction.

          5. Post-Closing Deliveries. As a condition of Lender’s agreements hereunder, the following terms and provisions shall apply (it being agreed that the violation by Borrowers of any of the following provisions shall constitute an immediate Event of Default):
          (a) If Lender determines that a landlord agreement is desirable to obtain regarding the leased property where PacketSmart maintains any Collateral, Borrower shall comply with Section 4.9 of the Loan Agreement with respect thereto;
          (b) Within ten (10) days after the date hereof, PacketSmart shall cause New Borrower to execute and deliver to Lender an intellectual property security agreement in substantially the same form of agreement as other Borrowers have executed and delivered to ORIX previously;
          (c) Within thirty (30) days after the date hereof, Borrowers shall deliver to Lender evidence, in form and substance satisfactory to Lender, that (i) PacketSmart has insured all of its tangible Collateral, and carries such other business insurance, with an insurer reasonably acceptable to Lender, and that such insurance policies name Lender as an additional loss payee thereunder and contain a lenders loss payee endorsement in form and substance satisfactory to Lender, or (ii) Existing Borrowers’ current insurance policies, including without limitation business interruption insurance, have been revised to provide coverage of PacketSmart and all of its tangible Collateral, in form and amounts reasonably satisfactory to Lender; and
          (d) Immediately after effectiveness of the Merger, New Borrower shall enter into and execute an assumption agreement, which shall be in form and substance acceptable to Lender. In connection therewith, New Borrower shall covenant, in favor of Lender, not to maintain more than $50,000 at any and all bank accounts at Comerica Bank while the Loan Agreement remains in force and effect or there otherwise remain outstanding any Obligations thereunder.
          6. Conditions to Effectiveness. The effectiveness of Sections 2 and 3 of this Amendment is subject to the following conditions precedent, each to be in form and substance satisfactory to Lender:
          (a) Lender shall have received a fully executed copy of this Amendment;
          (b) Lender shall have received evidence that the Certificate of Merger of PacketSmart into Packet Island (the “Certificate of Merger”) has been submitted for filing with, and has been accepted by, the Secretary of State of Delaware;
          (c) Borrowers shall have delivered to Lender tri-party agreements (or amendments to any such existing agreements), acceptable to Lender, with respect to each of PacketSmart’s Deposit Accounts maintained at Comerica Bank and Silicon Valley Bank pursuant to which such bank acknowledges the security interest and control of Lender in such Deposit Accounts and agrees to limit its set-off rights on terms satisfactory to Lender, fully executed by each party thereto;

          (d) Lender shall have received final and executed copies of all agreements and documents to be executed and delivered in connection with the closing of the Merger (including without limitation, all schedules and exhibits thereto);
          (e) Lender shall have been reimbursed for all reasonable costs, fees and expenses incurred by Lender in connection with the preparation and execution of this Amendment;
          (f) PacketSmart shall have delivered to Lender a corporate authorizing resolution in form and substance acceptable to Lender;
          (g) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel;
          (h) Borrowers shall execute and deliver such other documents and agreements as Lender may determine are necessary or desirable in connection herewith or otherwise in order to effectuate the purpose of adding PacketSmart as a Borrower and a grantor to Lender of a security interest and lien in its assets pursuant to the provisions of the Loan Agreement; and
          (i) no Default or Event of Default shall have occurred and be continuing.
          7. Representations and Warranties. To induce Lender to enter into this Amendment, Borrowers, jointly and severally, represent and warrant to Lender that:
          (a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of each Borrower and that this Amendment has been duly executed and delivered by each Borrower;
          (b) each of the representations and warranties set forth in the Loan Agreement and all other Loan Documents, in each case as amended by this Amendment, are true and correct in all material respects (but without duplication of any existing materiality qualifiers) as of the date hereof (except to the extent they relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date);
          (c) no Default or Event of Default has occurred and is continuing; and
          (d) concurrently with the effectiveness of this Amendment, the Certificate of Merger has been submitted for filing with the Secretary of State of Delaware (and upon acceptance thereof by the Secretary of State of Delaware, the Merger will be consummated in accordance with the Merger Agreement and in compliance with all requirements of applicable Law), and, to the Borrower’s knowledge, the conditions precedent of Parent and PacketSmart to effect the Merger set forth in Section 7 of the Merger Agreement have been satisfied.
          8. Release. In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and its successors and assigns, and its present and former shareholders, Affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
          9. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
          10. References. Any reference to the Loan Agreement contained in any document, instrument or Loan Agreement executed in connection with the Loan Agreement shall be deemed to be a reference to the Loan Agreement as modified by this Amendment.
          11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
          12. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Loan Agreement and the other Loan Documents and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Loan Agreement or any other Loan Document. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and each other Loan Document are ratified and confirmed and shall continue in full force and effect.
          13. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of laws other than those of the state of New York. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

Borrowers:			Lender:

BROADSOFT, INC.			ORIX VENTURE FINANCE, LLC

By	/s/ Mary Ellen Seravalli		By	/s/ Kevin P. Sheehan

	Its	VP, General Counsel & Secretary		Its	President & CEO

BROADSOFT INTERNATIONAL, INC.

By	/s/ Mary Ellen Seravalli
	Its	Vice President & Secretary

BROADSOFT M6, LLC.

By	/s/ Mary Ellen Seravalli
	Its	Vice President & Secretary

BROADSOFT SYLANTRO, INC.

By	/s/ Mary Ellen Seravalli
	Its	Vice President & Secretary

BROADSOFT PACKETSMART, INC.

By	/s/ Mary Ellen Seravalli
	Its	Vice President & Secretary

EXHIBIT A
MERGER AGREEMENT
EXECUTION VERSION
AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION
     This Agreement and Plan of Merger and Reorganization is made and entered into as of October 6, 2009 (the “Agreement”), by and among: BroadSoft, Inc., a Delaware corporation (“Parent”); BroadSoft PacketSmart, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); Packet Island, Inc., a Delaware corporation (the “Company”); the parties identified on Exhibit A-1 (the “Signing Noteholders”); the parties identified on Exhibit A-2 (the “Carve-Out Recipients”); and Jim Andelman as the Agent for the Signing Noteholders and Carve-Out Recipients (the “Agent”). Certain capitalized terms used in this Agreement are defined in Exhibit B.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
     B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.
     C. Prior to the date of this Agreement, Parent’s board of directors and stockholders have approved and adopted the Parent’s Eighth Restated Certificate of Incorporation, in the form attached as Exhibit C (the “Parent Restated Charter”), and the Parent Restated Charter has been filed with and declared effective by the Secretary of State of the State of Delaware.
Agreement
     The parties to this Agreement agree as follows:
SECTION 1. Description of Transaction
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, Virginia 20190 at 10:00 a.m. Eastern time on the second business day following the satisfaction (or, to the extent permitted by law, waiver by the appropriate party) of all of the conditions set forth in Sections 7 and 8, or at such other place, time and date as shall be agreed in writing between the Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”). Each of the Company and the Parent shall be entitled to deliver an updated Disclosure Schedule prior to the Closing to reflect events and circumstances arising after the date of this Agreement.
     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise agreed by Parent and the Company prior to the Closing, at the Effective Time:
          (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “BroadSoft PacketSmart, Inc.”;
          (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.
     1.5 Treatment of Shares and Notes in the Merger. Subject to Sections 1.9(c) and 1.10, and subject to adjustment as set forth in Section 1.11, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Signing Noteholders or any stockholder of the Company:
          (a) Each share of the common stock (par value $0.01 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
          (b) All shares of any class of capital stock of the Company held by the Company as treasury stock shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
          (c) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

2.

          (d) Each Company Warrant issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist in accordance with the terms of each such Company Warrant, and no consideration shall be delivered or deliverable in exchange therefor.
          (e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
          (f) As of the signing of this Agreement, each holder of Class A-1 Notes agrees that the principal of their Class A-1 Note shall be held in escrow and shall be released, contingent upon the Closing, effective immediately prior to the Closing. In the event that the Closing does not occur within 60 days of the date of this Agreement, each holder of Class A-1 Notes shall receive back the principal of their Class A-1 Note. Each Class A-1 Note shall automatically be cancelled and converted into the right to receive a portion of the Note Consideration as set forth opposite each such Class A-1 Note listed on Exhibit A-1 attached hereto.
          (g) Subject to Section 10.2, each Class A-2 Note shall automatically be cancelled and converted into the right to receive a portion of the Note Consideration as set forth opposite each such Class A-2 Note listed on Exhibit A-1 attached hereto.
          (h) Subject to Section 10.2, each Class B Note shall automatically be cancelled and converted into the right to receive a portion of the Note Consideration as set forth opposite each such Class B Note listed on Exhibit A-1 attached hereto.
     1.6 Treatment of Carve-Out Plan. At the Effective Time and subject to Section 10.2, Parent shall issue the Carve-Out Payment to the Carve-Out Recipients, in accordance with each such Carve-Out Recipient’s Carve-Out Plan Percentage as set forth opposite each Carve-Out Recipient listed on Exhibit A-2 attached hereto. The payment of the Carve-Out Payment to the Carve-Out Recipients represents payment in full of all obligations of the Company and Parent under the Carve-Out Plan at and after the Effective Time.
     1.7 Treatment of Stock Options and Warrants.
          (a) Parent is not assuming or continuing the Company Equity Plan or any equity plans applicable to the employees or other service providers of the Company or its affiliates. Parent is not continuing, assuming or substituting for any Company Options or other convertible securities granted under the Company Equity Plan. At or immediately prior to the Effective Time, and in accordance with the terms of the Company Equity Plan and resolutions adopted by the Company’s board of directors prior to the date hereof, the vesting and exercisability of all outstanding Company Options granted under the Company Equity Plan shall be accelerated in full, and any such Company Options that are not exercised in accordance with procedures established by the Company prior to the Effective Time shall be terminated and cancelled without the payment of any additional consideration to the holders of such Company Options.

3.

          (b) At or prior to the Effective Time, the board of directors of the Company shall adopt any resolutions, in form and substance reasonably satisfactory to Parent, and take any actions which are necessary, to effectuate the provisions of this Section 1.7, including the adoption of resolutions terminating the Company Equity Plan and terminating and cancelling any outstanding Company Options granted thereunder without additional consideration as of the Effective Time.
          (c) Parent is not continuing, assuming or substituting for any Company Warrants. At the Effective Time, each outstanding unexercised Company Warrant (and the right to purchase securities upon exercise thereof) shall terminate in accordance with its terms, without the payment of any additional consideration to the holder of such Company Warrant. The board of directors of the Company shall adopt any resolutions, in form and substance reasonably satisfactory to Parent, and take any actions which are necessary, including the providing of any requisite notice to each holder of a Company Warrant prior to the Effective Time, to effectuate the provisions of this Section 1.7(c).
     1.8 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time (“Company Capital Stock”) shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled.
     1.9 Exchange of Notes; Full Satisfaction of Obligations.
          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Notes instructions for use in effecting the surrender of Company Notes in exchange for certificates representing Parent Series E-1 Preferred. Upon surrender of a Company Note to Parent for exchange, with such other documents as may be reasonably required by Parent, the holder of such Company Note shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Series E-1 Preferred that such holder has the right to receive pursuant to the provisions of this Section 1. Until surrendered as contemplated by this Section 1.9, each Company Note shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Series E-1 Preferred (and cash in lieu of any fractional share of Parent Series E-1 Preferred) as contemplated by this Section 1. If any Company Note shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing shares of Parent Series E-1 Preferred, require the owner of such lost, stolen or destroyed Company Note to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Note.

4.

          (b) No dividends or other distributions declared or made with respect to Parent Series E-1 Preferred with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Note with respect to the shares of Parent Series E-1 Preferred represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Note in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).
          (c) No fractional shares of Parent Series E-1 Preferred shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of a Company Note who would otherwise be entitled to receive a fraction of a share of Parent Series E-1 Preferred (after aggregating all fractional shares of Parent Series E-1 Preferred issuable to such holder) shall, upon surrender of such holder’s Company Note(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.00.
          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Notes pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Notes for any shares of Parent Series E-1 Preferred (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) The issuance of the shares of Parent Series E-1 Preferred upon cancellation and conversion of the Company Notes at the Effective Time shall constitute full satisfaction of the Company’s and Parent’s obligations under the Company Notes, and, at the Effective Time: (i) this Agreement shall be deemed to amend and terminate each of the Company Notes, each of which shall be cancelled and of no further force or effect as of the Effective Time; (ii) any and all obligations, liabilities, claims, expenses, liens, actions, rights and interests the holders of the Company Notes have or may have in the future arising under or related to the Company Notes or any agreement associated therewith, including, without the limitation, the Note Purchase Agreements, are waived to the fullest extent of the law and the Company and Parent (including any of their respective officers, directors, employees, affiliates and successors and assigns) are hereby released from the same to the fullest extent of the law; (iii) this Agreement shall be deemed to terminate all agreements relating to the Company Notes, including, without limitation, the Note Purchase Agreements, which agreements shall be of no further force or effect as of the Effective Time; and (iv) each of the holders of the Company Notes hereby agrees to promptly take any further action and to execute any and all additional documents or instruments requested by the Company or Parent to release the Company and Parent (including any of their respective officers, directors, employees, affiliates and successors and assigns) from their obligations under the Company Notes and any agreement associated

5.

therewith, including, without limitation, the Note Purchase Agreements, and terminate any liens or security interests that may have arisen in connection with the Company Notes. Effective upon the Effective Time, each of the holders of Company Notes hereby authorizes the Company or Parent or their respective agents to file any and all appropriate UCC termination statements and any and all appropriate termination statements with the United States Patent and Trademark Office.
     1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who did not consent to or vote in favor of the approval of this Agreement, which stockholder complies with all of the provisions of Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL, relevant to the exercise of dissenters’ rights (such share being a “Dissenting Share,” and such stockholder being a “Dissenting Stockholder”), shall not be entitled to receive any consideration pursuant to the terms set forth in Section 1.5, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL, or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall not be entitled to receive any consideration pursuant to the terms set forth in Section 1.5. The Company shall give Parent (a) prompt notice of any demand for payment of the fair value of any shares of Company Capital Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL, and received by the Company relating to any stockholder’s dissenters’ rights, and (b) the opportunity to participate in all negotiations and Legal Proceedings with respect to any such demands for payment under Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL. The Company shall not voluntarily make any payment with respect to, or settle or make a binding offer to settle, any such demand for payment at any time prior to the Closing, unless the Company shall have first obtained Parent’s prior written consent.
     1.11 Aggregate Merger Consideration Adjustment.
          (a) On the Closing Date, and subject to the terms and conditions contained herein (including, without limitation, Section 7.14), the Aggregate Merger Consideration shall be subject to adjustment in accordance with this Section 1.11. On the Closing Date, the Company will have (i) at least $800,000 in Cash and (ii) at least $788,000 in Net Assets, each as of immediately prior to the Effective Time, before giving effect to the Merger, but after payment of all fees, costs and expenses of the type contemplated by Sections 2.23 (and Part 2.23 of the Company Disclosure Schedule), 7.8(d), 7.8(e) and 11.3(b).
          (b) Not later than three calendar days prior to the Closing Date, the Company will prepare and deliver to Parent a balance sheet setting forth the Company’s good faith estimate of Cash and Net Assets, as of immediately prior to the Effective Time, before giving effect to the Merger, but after payment of all fees, costs and expenses of the type contemplated

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by Sections 2.23 (and Part 2.23 of the Company Disclosure Schedule), 7.8(d), 7.8(e) and 11.3(b) (the “Estimated Balance Sheet”) and a statement setting forth a detailed calculation of the Estimated Balance Sheet Adjustment (as defined below) (collectively, the “Estimated Balance Sheet Adjustment Statement”). The Estimated Balance Sheet Adjustment Statement will be prepared in accordance with GAAP. As promptly as practicable, but not later than one calendar day prior to the Closing Date, Parent shall notify the Company of any adjustments that it reasonably believes are required to the Estimated Balance Sheet or the Estimated Balance Sheet Adjustment. Parent and the Company shall use their reasonable best efforts to promptly resolve any dispute regarding such adjustments prior to Closing, after which the Company will deliver a revised Estimated Balance Sheet Adjustment Statement reflecting any agreed upon adjustments to the Estimated Balance Sheet or Estimated Balance Sheet Adjustment. In the event that the Estimated Balance Sheet reflects Net Assets in excess of $788,000, then, subject to Section 1.11(d) and Section 1.11(e) below, the Aggregate Merger Consideration shall be increased, by the amount of such excess, by one share of Parent Series E-1 Preferred for every one dollar of the excess (including fractions thereof, but subject to Section 1.9(c)). “Estimated Balance Sheet Adjustment” means the amount of the total excess as contemplated in the immediately preceding sentence which results in an increase to the Aggregate Merger Consideration in accordance with this Section 1.11(b). Any additional shares of Parent Series E-1 Preferred to be issued with respect to the Estimated Balance Sheet Adjustment pursuant to this Section 1.11(b) shall be held in escrow by Parent pending the determination of the Final Balance Sheet Adjustment pursuant to Sections 1.11 (c) and (d) below.
          (c) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Agent a statement setting forth the actual Cash and Net Assets, as of immediately prior to the Effective Time, before giving effect to the Merger (the “Final Balance Sheet”) and a statement setting forth a detailed calculation of the Final Balance Sheet Adjustment (as defined below) (collectively, the “Closing Balance Sheet Adjustment Statement”). The Closing Balance Sheet Adjustment Statement will be prepared in accordance with GAAP. The Agent may, upon reasonable request, review the work papers used in Parent’s preparation of the Closing Balance Sheet Adjustment Statement, and Parent shall make available to the Agent all such work papers or other documents and information related thereto as may be reasonably requested by the Agent, subject to the Agent’s execution of any access or similar letters reasonably requested by service providers engaged by Parent in connection with Parent’s preparation of the Closing Balance Sheet Adjustment Statement. If within ten (10) days following delivery of the Closing Balance Sheet Adjustment Statement, the Agent has not given Parent notice of its objection to the Closing Balance Sheet Adjustment Statement (such notice must contain a statement of the basis of the Agent’s objection), then the Closing Balance Sheet Adjustment Statement will be used in computing the Final Balance Sheet Adjustment. If the Agent gives such notice of objection, with a statement of the basis of such objection, within such 10-day period, then Parent and the Agent shall meet promptly in an attempt to resolve such objection. If Parent and the Agent are unable to resolve the Agent’s objection in the 10-day period following Parent’s receipt of notice of the Agent’s objection, then the issues in dispute will be submitted to a nationally recognized independent public accounting firm that has not represented Parent or the Company (or any of their respective affiliates) in the past five years as shall be agreed upon by Parent and the Agent or if Parent and the Agent cannot agree, then Parent’s accountants and the Agent’s accountants shall select such independent public accounting firm (the “Firm”) for resolution. If issues in dispute are submitted to the Firm for

7.

resolution, (i) each party will furnish to the Firm such work papers and other documents and information relating to the disputed issues as the Firm may reasonably request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Firm any material relating to the determination and to discuss the determination with the Firm; (ii) the determination by the Firm, as set forth in a notice delivered to Parent and the Agent by the Firm, will be binding and conclusive on the parties; and (iii) Parent and the Agent will each bear one-half of the fees of the Firm for such determination. In deciding any issues in dispute, the Firm shall be bound by the provisions of this Section 1.11 and may not assign a value to any item greater than the highest value for such item claimed by either Parent or the Agent or less than the lowest value for such item claimed by Parent or the Agent. The term “Final Balance Sheet Adjustment Statement” will mean the definitive Closing Balance Sheet Adjustment Statement agreed to by Parent and the Agent in accordance with this Section 1.11(c) or resulting from the determination made by the Firm in accordance with this Section 1.11(c).
          (d) In the event that the Final Balance Sheet reflects Net Assets less than the Net Assets reflected on the Estimated Balance Sheet, then, subject to Section 1.11(e) below, the Aggregate Merger Consideration (including any increase thereto as previously determined pursuant to Section 1.11(b) above) shall be decreased by the amount of such shortfall, by one share of Parent Series E-1 Preferred for every one dollar of the shortfall (including fractions thereof, but subject to Section 1.9(c)). In the event that the Final Balance Sheet reflects Net Assets in excess of the Net Assets reflected on the Estimated Balance Sheet, then, subject to Section 1.11(e) below, the Aggregate Merger Consideration (including any increase thereto as previously determined pursuant to Section 1.11(b) above) shall be increased by the amount of such excess, by one share of Parent Series E-1 Preferred for every one dollar of the excess (including fractions thereof, but subject to Section 1.9(c)). Any additional shares of Parent Series E-1 Preferred to be issued by Parent in accordance with this Section 1.11, shall be issued to the holders of Class B Notes and the Carve-Out Recipients on a pro rata basis in accordance with each such party’s pro rata portion of the Aggregate Merger Consideration as set forth on Exhibits A-1 and A-2 attached hereto (and with 15% of such additional shares to be deposited into escrow pursuant to Section 10.2 below). “Final Balance Sheet Adjustment” means the total amount of the excess or shortfall as contemplated above which results in an increase or decrease, as the case may be, to the Aggregate Merger Consideration (including any increase thereto as previously determined pursuant to Section 1.11(b) above) in accordance with this Section 1.11(d) and subject to Section 1.11 (e) below.
          (e) Notwithstanding the foregoing provisions of this Section 1.11, the aggregate amount of additional shares of Parent Series E-1 Preferred issued pursuant to this Section 1.11 with respect to the Estimated Balance Sheet Adjustment and the Final Balance Sheet Adjustment shall in no event exceed a total of 100,000 shares of Parent Series E-1 Preferred, and in no event shall any decrease in shares of Parent Series E-1 Preferred determined in accordance with Section 1.11(d) above, result in an Aggregate Merger Consideration less than 1,500,000 shares of Parent Series E-1 Preferred.
     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights

8.

and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
SECTION 2. Representations and Warranties of the Company
          The Company represents and warrants, to and for the benefit of the Parent Indemnitees, as follows. Except with regard to Sections 2.1, 2.2, 2.3, 2.4 and 2.5, for purposes of this Section 2, unless the context clearly requires otherwise, all references to the Company shall include any and all Company Subsidiaries.
     2.1 Due Organization; Subsidiaries; Etc.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.
          (b) The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(b) of the Company Disclosure Schedule. The Company is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company.
          (c) Except as set forth on Part 2.1(c) of the Company Disclosure Schedule, the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity, and except as set forth on Part 2.1(c) of the Company Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. All Entities identified on Part 2.1(c) of the Company Disclosure Schedule are referred to as “Company Subsidiaries”. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.
     2.2 Certificate of Incorporation and Bylaws; Records.
          (a) The Company has delivered to Parent or made available on the Datasite accurate and complete copies of: (i) the Company’s Certificate of Incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any material violation of any of the provisions of the Company’s Certificate of Incorporation or bylaws, and

9.

the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.
          (b) Part 2.2(b) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors and (ii) the names and titles of the Company’s officers.
          (c) Except as set forth in Part 2.2(c) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Packet Island, Inc.”
     2.3 Capitalization, Etc.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 29,250,000 shares of Company Common Stock, of which 8,659,000 shares are issued and outstanding; and (ii) 13,375,000 shares of Company Series A Preferred Stock, 12,238,394 of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.
          (b) As of the date of this Agreement, the Company has reserved: (a) 6,151,964 shares of Company Common Stock for issuance under the Company Equity Plan, of which (i) 509,000 shares of Company Common Stock have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 4,408,185 shares have been granted and are currently outstanding, and (iii) 1,234,779 shares remain available for future issuances of restricted stock agreements or grants of options to directors, officers, employees and consultants of the Company (collectively, the “Company Options”), and (b) 2,998,095 shares of Series A Preferred Stock issuable upon exercise of outstanding warrants (collectively, the “Company Warrants”).
          (c) Part 2.3(c) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Note that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Note and (ii) the total number of shares of Company Common Stock or Company Series A Preferred Stock that are subject to such Company Option or Company Note and, if a Company Option, the number of shares of Company Common Stock with respect to which such Company Option is currently exercisable. Except as set forth above in Section 2.3(b), or in Part 2.3(c) of the Company Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (D) to the Company’s

10.

Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.
          (d) None of the provisions of Section 1.7 will violate the terms of the Company Equity Plan or any agreement pursuant to which stock options have been issued under the Company Equity Plan.
          (e) All outstanding shares of Company Common Stock and Company Series A Preferred Stock, and all outstanding Company Options and Company Notes, have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
          (f) Except as set forth in Part 2.3(f) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.
          (g) Praveen Kumar Prabhakaran and Andy Aczel constitute all Persons who have any rights under the Carve-Out Plan. Each of Praveen Kumar Prabhakaran and Andy Aczel is entitled to receive fifty percent (50%) of the Carve-Out Payment.
     2.4 Company Subsidiaries.
          (a) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.
          (b) None of the Company Subsidiaries is required to be qualified, authorized, registered or licensed to do business in any jurisdiction other than the jurisdictions set forth in Part 2.4(b) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. Each Company Subsidiary is in good standing in each of the jurisdictions identified in Part 2.4(b) of the Company Disclosure Schedule, except where the failure to be in good standing has not had and will not have a Material Adverse Effect on the Company.
          (c) The authorized and issued capital stock (or comparable equity interests) of each Company Subsidiary is set forth on Part 2.4(c) of the Company Disclosure Schedule (collectively, the “Subsidiary Shares”). Except as set forth on Part 2.4(c) of the Company Disclosure Schedule, all of the Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Company free and clear of any Encumbrances. Except as set forth on Part 2.4(c) of the Company Disclosure Schedule, other than the Subsidiary Shares, none of the Company Subsidiaries has any outstanding capital stock or any other equity securities. There are no outstanding options, warrants, rights, agreements or contracts that could

11.

obligate any Company Subsidiary to issue additional shares of the capital stock or other equity securities of such Company Subsidiary to any Person other than the Company.
          (d) The Company has delivered to Parent or made available on the Datasite accurate and complete copies of: (i) each Company Subsidiary’s organizational documents, including all amendments thereto, (ii) stock or share records of each Company Subsidiary, and (iii) minutes and other records of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the stockholders (or comparable equity holders) of each Company Subsidiary, the board of directors (or comparable organizational body) of each Company Subsidiary and committees of the board of directors (or comparable organizational body) of each Company Subsidiary, as applicable. There have been no organizational actions taken at any meetings or other proceedings of the stockholders (or comparable equity holders) of each Company Subsidiary, the board of directors (or comparable organizational body) of each Company Subsidiary or any committee of the board of directors (or comparable organizational body) of each Company Subsidiary that are not reflected in such minutes or other records. None of the Company Subsidiaries is in material violation of any of the provisions of such Company Subsidiary’s organizational documents or of any resolution adopted by such Company Subsidiary’s stockholders (or comparable equity holders), such Company Subsidiary’s board of directors (or comparable organizational body) or any committee thereof. The books of account, stock records, minute books and other records of each Company Subsidiary are accurate, up-to-date and complete in all material respects.
          (e) Part 2.4(e) of the Company Disclosure Schedule accurately sets forth, for each Company Subsidiary, (i) the jurisdiction of organization of such Company Subsidiary, (ii) all fictitious names, assumed names, trade names or other names used in any jurisdiction by such Company Subsidiary, (iii) the names of the members of such Company Subsidiary’s board of directors (or comparable organizational body), and (iv) the names and titles of such Company Subsidiary’s officers.
     2.5 Authority; Binding Nature of Agreement. Subject to the receipt of the Required Company Stockholder Approval, the Company has the corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. The board of directors of the Company has (a) duly approved this Agreement and the transactions contemplated hereby, (b) unanimously determined that the terms of the Merger are advisable and in the best interests of the stockholders of the Company and (c) recommended the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Company. Subject to the receipt of the Required Company Stockholder Approval, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.6 Non-Contravention; Consents. Except as set forth in Part 2.6 of the Company Disclosure Schedule and subject to the receipt of the Required Company Stockholder Approval, neither the execution, delivery or performance of this Agreement or any of the other agreements

12.

referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company’s board of directors or any committee of the Company’s board of directors or by the Company’s stockholders;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject; or
          (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract.
Except as set forth in Part 2.6 of the Company Disclosure Schedule, other than the Required Company Stockholder Approval, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     2.7 Financial Statements.
          (a) The Company has delivered to Parent or made available on the Datasite the following financial statements (collectively, the “Company Financial Statements”):
               (i) The unaudited consolidated balance sheets of the Company as of December 31, 2006, 2007 and 2008, and the related unaudited consolidated income statements and statements of cash flows of the Company for the years then ended; and
               (ii) the unaudited consolidated balance sheet of the Company as of September 20, 2009 (such date, the “Interim Balance Sheet Date”, and such balance sheet, the “Company Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement of the Company for the nine months and twenty days then ended.
          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except that the Company

13.

Financial Statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).
          (c) On the Closing Date, the Company will have (i) at least $800,000 in Cash and (ii) at least $788,000 in Net Assets, each as of immediately prior to the Effective Time, before giving effect to the Merger, but after payment of all fees, costs and expenses of the type contemplated by Sections 2.23 (and Part 2.23 of the Company Disclosure Schedule), 7.8(d), 7.8(e) and 11.3(b).
          (d) The Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (i) the Company’s business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the Company’s control accounts (including its cash accounts) are reconciled with the ledgers of the Company at regular intervals and appropriate actions are taken with respect to any differences. Neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, any current or former employee, consultant, director or manager of the Company or any Company Subsidiary or the Company’s independent accountants has identified or been made aware of any fraud that involves the Company’s management or other current employees, consultants, directors or management of the Company or any Company Subsidiary who have a role in the preparation of the financial statements or the internal accounting controls utilized by the Company or the Company Subsidiaries, or any claim or allegation regarding any of the foregoing. To the Company’s Knowledge, there is and has been no material complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls or any material inaccuracy in the Company Financial Statements. At the Interim Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Unaudited Interim Balance Sheet as required by said Statement No. 5.
     2.8 Absence of Changes. Except as set forth in Part 2.8 of the Company Disclosure Schedule, and except as contemplated by this Agreement, since the Interim Balance Sheet Date:
          (a) there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations, or financial performance, and, to the Company’s Knowledge, no event has occurred that will, or would reasonably be expected to, have a Material Adverse Effect on the Company;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

14.

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;
          (d) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Equity Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;
          (e) there has been no amendment to the Company’s Certificate of Incorporation or bylaws, and the Company has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (f) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Interim Balance Sheet Date, exceeds $10,000;
          (g) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;
          (h) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than non-exclusive licenses of the Company’s Intellectual Property Rights entered in the ordinary course of business consistent with past practice), or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;
          (i) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (j) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (k) the Company has not (i) established or adopted any Company Employee Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;
          (l) the Company has not changed any of its methods of accounting or accounting practices;
          (m) the Company has not made any Tax election;
          (n) the Company has not commenced or settled any Legal Proceeding;

15.

          (o) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and
          (p) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above.
     2.9 Title to Assets. The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of said assets are owned by the Company free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable, and (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.
     2.10 Bank Accounts; Receivables.
          (a) Part 2.10(a) of the Company Disclosure Schedule provides accurate information with respect to the names and locations of all banks and other financial institutions at which the Company or any Company Subsidiary maintains accounts of any nature and the account numbers thereof and names of all persons authorized to draw thereon or make withdrawals therefrom.
          (b) Part 2.10(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 4, 2009. Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Interim Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of the allowance for doubtful accounts specified in the Company Unaudited Interim Balance Sheet).
     2.11 Equipment; Inventory; Leaseholds.
          (a) All material items of equipment and other tangible assets owned by or leased to the Company are in good condition and repair (ordinary wear and tear excepted). Part 2.11(a) of the Company Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets owned by the Company and used for the conduct of the Company’s business, with an individual book value in excess of $500.
          (b) Part 2.11(b) of the Company Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Company as of the Interim Balance Sheet Date. All of the Company’s existing inventory (including all inventory that is reflected on the Company Unaudited Interim Balance Sheet and that has not been disposed of by the Company since the Interim Balance Sheet Date):

16.

               (i) is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business;
               (ii) has been priced at the lower of cost or market value using the “last-in, first-out” method; and
               (iii) is free of any defect or deficiency.
The inventory levels maintained by the Company are (i) not excessive in light of the Company’s normal operating requirements and (ii) adequate for the conduct of the Company’s operations in the ordinary course of business.
          (c) Part 2.11(c) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.
          (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.11(d) of the Company Disclosure Schedule. Part 2.11(d) of the Company Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises.
     2.12 Intellectual Property.
          (a) Products and Services. Part 2.12(a) of the Company Disclosure Schedule accurately identifies each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company.
          (b) Registered IP. Part 2.12(b) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Parent or made available on the Datasite complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.
          (c) Inbound Licenses. The Company has no Contracts pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between the Company and its employees in the Company’s standard form thereof, (ii) non-exclusive licenses to third-party software that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that are not otherwise material to the Company’s business, (iii) license agreements pertaining to commercial off-the-shelf computer software products, and (iv) Open Source Code license agreements identified on Part 2.12(p) of the Company Disclosure Schedule).

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          (d) Outbound Licenses. Part 2.12(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which the Company has granted to any Person any license under or other interest in (whether or not currently exercisable), any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.
          (e) Royalty Obligations. Part 2.12(e) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions payable to employees of the Company) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.
          (f) Standard Form IP Agreements. The Company has provided to Parent or made available on the Datasite a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time since January 1, 2006, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. The Company has no agreement with any employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development.
          (g) Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.12(d) of the Company Disclosure Schedule).
          (h) Sufficiency. The Company owns or otherwise has, and after the Closing, Parent will have, all Intellectual Property Rights needed to conduct the Company’s business as currently conducted.
          (i) Valid and Enforceable. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:
               (i) Legal Requirements and Deadlines. Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. No actions, filings, or payments must be taken or made on or before the date that is 120 days after the date of this Agreement to maintain such item of Company IP in full force and effect.

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               (ii) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Legal Proceeding is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.
          (j) Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. No letter or other written or electronic communication or correspondence has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP.
          (k) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (l) No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
               (i) Infringement Claims. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.
               (ii) Other Infringement Liability. The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than

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indemnification obligations under Company IP Contracts that are substantially similar to the indemnification provisions in the Company’s standard forms of Company IP Contracts).
               (iii) Infringement Claims Affecting In-Licensed IP. To the Company’s Knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.
          (m) Bugs. The Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.
          (n) Harmful Code. To the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
          (o) Source Code. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.
          (p) Part 2.12(p) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.
          (q) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.
     2.13 Contracts.
          (a) Part 2.13(a) of the Company Disclosure Schedule accurately identifies:

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               (i) each Company Contract relating to the employment of, or the performance of services by, any employee which provides for payment of any severance or other payments upon termination of employment or as a result of the transactions contemplated by this Agreement;
               (ii) each consultant or independent contractor agreement involving annual obligations in excess of $25,000, and with respect to each consultant or independent contractor of the Company, any Governmental Authorization that is held by such consultant or independent contractor and that relates to or is useful in connection with the Company’s business;
               (iii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right (other than (A) agreements between the Company and its employees that are comparable in all material respects to the Company’s standard form thereof and (B) non-exclusive licenses to third-party software that are not incorporated into, embedded into, distributed with, or installed with any Company Product and that are not otherwise material to the Company’s business);
               (iv) each Company Contract relating to the lease or license of real estate;
               (v) each Company Contract imposing any restriction on the Company’s right or ability to (A) compete with any other Person, (B) acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, (C) develop or distribute any technology, or (D) hire or solicit any Person as an employee, consultant or independent contractor;
               (vi) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (vii) each Company Contract relating to the acquisition, issuance or transfer of any securities other than pursuant to the exercise of Company Options pursuant to the Company Equity Plan;
               (viii) each Company Contract relating to indebtedness for money borrowed or the creation of any Encumbrance with respect to any asset of the Company;
               (ix) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond or any surety arrangement;
               (x) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
               (xi) each Company Contract involving any customer “volume purchase” or similar obligations (and, for each, identifying remaining customer purchase or

21.

product delivery obligations of the Company and the deadlines for such purchases or delivery); and
               (xii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $15,000 in the aggregate, or (B) the performance of services having a value in excess of $15,000 in the aggregate.
(Contracts in the respective categories described in clauses “(i)” through “(xii)” above are referred to in this Agreement as “Material Contracts.”)
          (b) The Company has delivered to Parent or made available on the Datasite accurate and complete copies of all written Contracts identified in Part 2.13(a) of the Company Disclosure Schedule, including all amendments thereto. Part 2.13(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.13(a) of the Company Disclosure Schedule is valid and in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) (i) The Company has not violated or breached, or committed any default under, any Company Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract, in either case, which has had or would reasonably be expected to have a Material Adverse Effect on the Company; (ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract; and (iii) since December 31, 2008, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.
          (d) Part 2.13(d) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document involving the Company is presently pending.
     2.14 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Company Unaudited Interim Balance Sheet and (b) accounts payable or accrued salaries that have been incurred by the Company since the Interim Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices.

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     2.15 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 2006 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.15 of the Company Disclosure Schedule, since January 1, 2006, the Company has not received any notice or other communication (in writing or otherwise) from any Governmental Body, citizens group, employee or otherwise, regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
     2.16 Governmental Authorizations. Part 2.16 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent or made available on the Datasite accurate and complete copies of all Governmental Authorizations identified in Part 2.16 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.16 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since January 1, 2006 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.16 of the Company Disclosure Schedule. Since January 1, 2006, the Company has not received any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     2.17 Tax Matters.
          (a) The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (c) No Legal Proceedings are pending or being conducted with respect to Tax matters of the Company. The Company has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company.

23.

          (d) Part 2.17(d) of the Company Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to Parent or made available on the Datasite correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2006.
          (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (f) The Company has not filed a consent under section 341(f) of the Code concerning collapsible corporations. The Company is not a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will note be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (g) The unpaid Taxes of the Company (i) did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Unaudited Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.
          (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (iv) installment sale or open

24.

transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.
          (j) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.
     2.18 Employee and Labor Matters; Benefit Plans.
          (a) Part 2.18(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):
               (i) the name of such employee and the date as of which such employee was originally hired by the Company;
               (ii) such employee’s title;
               (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2008 and 2009;
               (iv) such employee’s annualized compensation (including bonus opportunity) as of the date of this Agreement;
               (v) each Company Employee Plan in which such employee participates or is eligible to participate; and
               (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business.
          (b) Part 2.18(b) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company, and Part 2.18(b) of the Company Disclosure Schedule accurately describes such benefits.
          (c) The Company has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
          (d) Except as set forth in Part 2.18(d) of the Company Disclosure Schedule, the employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and

25.

handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.
          (e) To the Company’s Knowledge, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (i) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company; or (ii) the Company’s business or operations.
          (f) None of the current or former independent contractors of the Company could be reclassified as an employee. No independent contractor of the Company is eligible to participate in any Company Employee Plan other than the Company Equity Plan.
          (g) Part 2.18(g) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).
          (h) The Company has delivered to Parent or made available on the Datasite: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

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          (i) The Company and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and to the Company’s Knowledge there are no defaults or violations by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (j) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.
          (k) No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other

27.

Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (l) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.
          (m) The Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company’s Knowledge, threatened claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.
     2.19 Insurance. Part 2.19 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.19 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.19 of the Company Disclosure Schedule is in full force and effect. Since January 1, 2009, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     2.20 Related Party Transactions. Except as set forth in Part 2.20 of the Company Disclosure Schedule, there are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the board of directors of the

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Company). None of the officers, directors or, to the Company’s Knowledge, key employees or stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company and (ii) service as a board member of a company due to a person’s affiliation with a venture capital fund or similar institutional investor in such company. No officer, director or stockholder, or to the Company’s Knowledge, any member of their immediate families, is, directly or indirectly, interested in any Material Contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).
     2.21 Legal Proceedings; Orders.
          (a) There is no pending Legal Proceeding, and to the Company’s Knowledge no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.
          (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.
     2.22 Customers. The Company has no outstanding material dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2008 or the eight (8) months ended August 31, 2009, was (or would be in the absence of such dispute) a source of at least $10,000 of revenue, based on amounts paid or payable, for such period (each, a “Significant Customer”). Each Significant Customer is listed on Part 2.22 of the Company Disclosure Schedule. The Company has not received any written information or notice from any Significant Customer that such customer will not continue as a customer of the Company after the Closing or that any such customer intends to terminate or materially modify existing Contracts with the Company or materially reduce the amount paid to the Company for products or services.
     2.23 Brokers. Except as set forth in Part 2.23 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
     2.24 Full Disclosure. To the Company’s Knowledge, this Agreement (including the Company Disclosure Schedule) does not, and the Company Closing Certificate will not, contain any representation, warranty or information that is false or misleading with respect to any material fact, or omit to state any material fact necessary to make the representations, warranties

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and information contained, and to be contained, herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided), not false or misleading.
SECTION 3. Representations and Warranties of The Signing Noteholders and Carve-Out Recipients
          Each Signing Noteholder and Carve-Out Recipient, severally and not jointly, represents and warrants, to and for the benefit of the Parent Indemnitees, as follows:
     3.1 Authority; Binding Nature of Agreement. Such Signing Noteholder or Carve-Out Recipient has the absolute and unrestricted right, power and authority to perform his, her or its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Signing Noteholder or Carve-Out Recipient, enforceable against him, her or it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.2 Consents. Such Signing Noteholder or Carve-Out Recipient is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     3.3 Investment Representations.
          (a) Such Signing Noteholder or Carve-Out Recipient is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (b) Such Signing Noteholder or Carve-Out Recipient has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Parent Series E-1 Preferred and is able to bear the economic risks of such investment.
          (c) Such Signing Noteholder or Carve-Out Recipient understands that the shares of Parent Series E-1 Preferred to be issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Signing Noteholder’s or Carve-Out Recipient’s representations as expressed herein. Such Signing Noteholder or Carve-Out Recipient understands that the shares of Parent Series E-1 Preferred to be issued pursuant to this Agreement are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, such Signing Noteholder or Carve-Out Recipient must hold the shares of Parent Series E-1 Preferred indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Signing Noteholder or Carve-Out Recipient acknowledges that the Parent has no obligation to register or qualify the shares of Parent Series E-1 Preferred to be issued pursuant to this Agreement, or the shares of Parent Common Stock into which they may

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be converted, for resale except as set forth in the Parent Registration Rights Agreement as it will be amended by the Parent Registration Rights Agreement Amendment.
          (d) Such Signing Noteholder or Carve-Out Recipient understands that no public market now exists for the shares of Parent Series E-1 Preferred, and that the Parent and the Merger Sub have made no assurances that a public market will ever exist for the shares of Parent Series E-1 Preferred.
          (e) The shares of Parent Series E-1 Preferred to be acquired by such Signing Noteholder or Carve-Out Recipient will be acquired for investment for such Signing Noteholder’s or Carve-Out Recipient’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Signing Noteholder or Carve-Out Recipient has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Signing Noteholder or Carve-Out Recipient does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the shares of Parent Series E-1 Preferred.
          (f) Such Signing Noteholder or Carve-Out Recipient understands that the shares of Parent Series E-1 Preferred and any securities issued in respect of or exchange for the shares of Parent Series E-1 Preferred, may bear one or all of the following legends:
               (i) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 or Rule 144A of such Act.”
               (ii) Any legend required by the laws of any other applicable jurisdiction.
     3.4 Claims Against the Company. Except for claims that may arise in connection with the Merger and such Signing Noteholder’s or Carve-Out Recipient’s right to receive a portion of the Aggregate Merger Consideration under this Agreement, such Signing Noteholder or Carve-Out Recipient does not have any past, present, or contemplated claims, nor any liabilities, demands, causes of action, costs, reimbursements, damages, indemnities or obligations of any kind or nature, in law, at equity, or otherwise, disclosed or undisclosed, relating to any (a) Company Note, in the case of a Signing Noteholder, held by such Signing Noteholder, (b) claims or rights under the Carve-Out Plan, in the case of a Carve-Out Recipient, or (c) other claims or rights of ownership in, or to acquire capital stock of, the Company.
SECTION 4. Representations and Warranties of Parent and Merger Sub
          Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
     4.1 Due Organization; Subsidiaries; Etc.

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          (a) Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as currently conducted.
          (b) Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as currently conducted.
          (c) Except as set forth on Part 4.1(c) of the Parent Disclosure Schedule, and except for Merger Sub, the Parent does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.
          (d) Merger Sub is a wholly-owned subsidiary of Parent, was incorporated and organized on and as of September 30, 2009 for the sole purpose of engaging in the transactions provided for in this Agreement, has engaged in no other business or activity, and has conducted its operations only as contemplated hereby.
     4.2 Capitalization, Etc.
          (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 139,100,000 shares of common stock, having a par value of $0.01 per share (“Parent Common Stock”), of which, as of September 30, 2009, 37,715,483 shares are issued and outstanding; and (ii) 80,364,939 shares of preferred stock, having a par value of $0.01 per share (“Parent Preferred Stock”) of which (A) 9,000,000 shares of Series A Preferred Stock are authorized, all of which shares are issued and outstanding; (B) 3,533,200 shares of Series B-1 Convertible Preferred Stock are authorized, all of which are issued and outstanding; (C) 58,904,320 shares of Series C-1 Convertible Preferred Stock are authorized, 58,628,599 of which are issued and outstanding; (D) 4,827,419 shares of Series D Convertible Preferred Stock are authorized, all of which are issued and outstanding; (E) 2,500,000 shares of Series E Convertible Preferred Stock are authorized, 2,499,980 of which are issued and outstanding; and (F) 1,600,000 shares of Series E-1 Convertible Preferred Stock are authorized, none of which are issued and outstanding. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.
          (b) As of the date of this Agreement, Parent has reserved 29,715,756 shares of Parent Common Stock for issuance under its 1999 Stock Incentive Plan, as amended, and its 2009 Equity Incentive Plan (collectively, the “Parent Equity Plans”), of which, as of September 30, 2009, (i) 8,725,536 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 18,231,002 shares have been granted and are currently outstanding, (iii) 980,000 shares are reserved for issuance related to outstanding restricted stock units, and (iv) 1,779,218 shares remain available for future issuances of restricted stock agreements or grants of options to directors, officers, employees and consultants of Parent under the Parent Equity Plans (collectively, the foregoing options, stock purchase agreements and restricted stock units referred to in the foregoing clauses (i) — (iv), the “Parent Options”). As of the date of this Agreement, Parent has reserved a total of (y) 275,721 shares of its Series C-1 Preferred Stock for purchase upon exercise of warrants granted to certain lenders, and (z) 699,301 shares of Parent Common Stock for purchase upon exercise of a warrant

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issued to ORIX Finance Equity Investors, LP (collectively, such warrants referred to in the foregoing clauses (y) — (z), the “Parent Warrants”). Except as set forth in this Section 4.2(b), or in Part 4.2(b) of the Parent Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (C) Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (D) to the Parent’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.
          (c) All outstanding shares of Parent Common Stock and Parent Preferred Stock, and all outstanding Parent Options and Parent Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
          (d) The Parent’s stockholders have taken all action required to waive any rights of first offer or refusal or other preemptive rights and any antidilution or conversion price adjustments which may apply in connection with the issuance of the Parent Series E-1 Preferred to the Signing Noteholders and Carve-Out Recipients.
          (e) The shares of Parent Series E-1 Preferred to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
     4.3 Authority; Binding Nature of Agreement. Parent has the corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Parent of this Agreement have been duly authorized by all necessary action on the part of Parent and its board of directors and stockholders. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.4 Non-Contravention; Consents. Except as set forth in Part 4.4 of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Parent’s Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Parent’s board of directors or any committee of the Parent’s board of directors or by Parent’s stockholders;

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          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to Parent’s business or to any of the assets owned or used by Parent;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party or by which it is bound, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, or (iii) cancel, terminate or modify any such Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).
Except as set forth in Part 4.4 of the Parent Disclosure Schedule, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     4.5 Financial Statements.
          (a) Parent has delivered to the Company the following financial statements and notes (collectively, the “Parent Financial Statements”):
               (i) The audited consolidated balance sheets of the Parent as of December 31, 2006, 2007 and 2008, and the related audited consolidated income statements, statements of stockholders’ equity and statements of cash flows of Parent for the years then ended, together with the notes thereto and the report and opinion of PricewaterhouseCoopers LLP relating thereto; and
               (ii) the unaudited consolidated balance sheet of the Parent as of the Interim Balance Sheet Date (the “Parent Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement and statement of cash flows of the Company for the seven months then ended.
          (b) The Parent Financial Statements are accurate and complete in all material respects and present fairly the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of the Parent for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis

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throughout the periods covered (except that the financial statements referred to in Section 4.5(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).
     4.6 Absence of Changes. Except as set forth in Part 4.6 of the Parent Disclosure Schedule and except as contemplated by this Agreement, since the Interim Balance Sheet Date:
          (a) there has not been any material adverse change in Parent’s business, condition, assets, liabilities, operations, or financial performance, and, to the Parent’s Knowledge, no event has occurred that will, or would reasonably be expected to, have a Material Adverse Effect on Parent;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Parent’s assets (whether or not covered by insurance);
          (c) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
          (d) Parent has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security (except for Parent Options and Parent Warrants described in Section 4.2(b) above or in Part 4.2(b) of the Parent Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
          (e) there has been no amendment to Parent’s Certificate of Incorporation or bylaws, and Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (f) Parent has not formed any subsidiary or acquired any equity interest or other interest in any other Entity other than Merger Sub;
          (g) Parent has not written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;
          (h) Parent has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;
          (i) Parent has not changed any of its methods of accounting or accounting practices in any respect; and
          (j) Parent has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(i)” above.
     4.7 Title to Assets. The Parent owns, and has good, valid and marketable title to, all assets purported to be owned by it. Except as set forth in Part 4.7 of the Parent Disclosure Schedule, all of said assets are owned by the Parent free and clear of any Encumbrances, except

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for (a) any lien for current taxes not yet due and payable, and (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Parent.
     4.8 Intellectual Property. To the Parent’s Knowledge, (a) the Parent has the right to use, free and clear of claims or rights of others (other than rights of Persons to whom Parent has granted a license), all Intellectual Property Rights required for the business of the Parent, (b) the Parent is not using and has not used any confidential information, trade secrets, or computer software (not licensed to the Parent) required for its products of any former employer of any of its past or present employees and (c) the Parent does not infringe (directly, contributorily, by inducement or otherwise) or otherwise violate or make unlawful use of any Intellectual Property Rights of any other Person.
     4.9 Liabilities. The Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, and whether due or to become due, that would be required to be reflected in financial statements in accordance with GAAP, except for: (a) liabilities identified as such in the “liabilities” column of the Parent Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Parent since the Interim Balance Sheet Date in the ordinary course of business and consistent with the Parent’s past practices; and (c) the liabilities identified in Part 4.9 of the Parent Disclosure Schedule.
     4.10 Compliance with Legal Requirements. The Parent is, and has at all times since January 1, 2006 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Parent. Except as set forth in Part 4.10 of the Parent Disclosure Schedule, since January 1, 2006, the Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
     4.11 Tax Matters. There are no Taxes due and payable by the Parent which have not been accrued for or paid. The provision for Taxes in the balance sheets included in the Parent Financial Statements are sufficient for the payment of all accrued and unpaid Taxes of the Parent, whether or not assessed or disputed, as of the date of such balance sheet. Since January 1, 2006, and except as otherwise set forth in Part 4.11 of the Parent Disclosure Schedule, there have been no examinations or audits of any Tax returns or reports of the Parent by any Governmental Body. The Parent has duly filed all Tax returns required to have been filed by it (or obtained an extension of any filing deadline) that are material to its operations, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.
     4.12 Employee and Labor Matters. To the Parent’s Knowledge, except as set forth in Part 4.12 of the Parent Disclosure Schedule: (a) no employee of Parent is in violation of any term of any employment contract, patent or other proprietary information disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by Parent because of the nature of the business conducted or proposed to be conducted by Parent or any other reason, and the continued employment by Parent of its respective present employees will not result in any such violation; and (b) no officer of the Parent has any present intention of

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terminating his or her employment therewith nor does the Parent have any present intention of terminating any such employment. The Parent is not a party to any collective bargaining agreement and, to the Parent’s Knowledge, no organizational efforts are presently being made with respect to any of its employees.
     4.13 Insurance. The Parent maintains in full force and effect such types and amounts of insurance issued by insurers of recognized responsibility insuring Parent with respect to its business and properties, in such amounts and against such losses and risks as are carried by similarly situated companies.
     4.14 Legal Proceedings; Orders.
          (a) Except as set forth in Part 4.14 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and to the Parent’s Knowledge no Person has threatened to commence any Legal Proceeding: (i) that involves the Parent or any of the assets owned or used by the Parent or any Person whose liability the Parent has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.
          (b) There is no order, writ, injunction, judgment or decree to which the Parent, or any of the assets owned or used by the Parent, is subject. To the Parent’s Knowledge, no officer or other employee of the Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Parent’s business.
     4.15 Brokers. Except as set forth in Part 4.15 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Parent.
     4.16 Full Disclosure. To the Parent’s Knowledge, this Agreement (including the Parent Disclosure Schedule) does not, and the Parent Closing Certificate will not, contain any representation, warranty or information that is false or misleading with respect to any material fact, or omit to state any material fact necessary to make the representations, warranties and information contained, and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided), not false or misleading.
SECTION 5. Certain Covenants of the Company, the Signing Noteholders and the Carve-Out Recipients
     5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax

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Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.
     5.2 Operation of the Company’s Business. During the Pre-Closing Period, the Company shall (and shall cause each of the Company Subsidiaries to):
          (a) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
          (b) use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company and the Company Subsidiaries;
          (c) keep in full force all insurance policies identified in Part 2.19 of the Company Disclosure Schedule;
          (d) cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the business of the Company and the Company Subsidiaries;
          (e) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
          (f) not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to (A) issue Company Common Stock to employees upon the exercise of outstanding Company Options and (B) issue shares of Company Common Stock upon the conversion of shares of Company Series A Preferred Stock);
          (g) except as required pursuant to this Agreement, not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company Equity Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;
          (h) not amend or permit the adoption of any amendment to its respective Certificate of Incorporation or bylaws (or similar organizational documents), or effect or permit itself become a party to any Acquisition Transaction (other than pursuant to this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (i) not form any subsidiary or acquire any equity interest or other interest in any other Entity;

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          (j) not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000;
          (k) not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;
          (l) not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;
          (m) not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;
          (n) not (i) establish, adopt or amend any Company Employee Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;
          (o) not change any of its methods of accounting or accounting practices;
          (p) not make any Tax election;
          (q) not commence or settle any material Legal Proceeding; and
          (r) not agree or commit to take any of the actions described in clauses “(e)” through “(q)” above.
     5.3 Notification; Updates to Company Disclosure Schedule.
          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:
               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Signing Noteholders or Carve-Out Recipients in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Signing Noteholders or Carve-Out Recipients in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition,

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fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
               (iii) any breach of any covenant or obligation of the Company or any of the Signing Noteholders or Carve-Out Recipients; and
               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the covenants set forth in this Section 5 or Section 6, or the conditions set forth in Section 7, impossible or unlikely.
          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Signing Noteholders or Carve-Out Recipients in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.
     5.4 No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Signing Noteholders or Carve-Out Recipients shall, directly or indirectly:
          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or
          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.
The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Signing Noteholders or Carve-Out Recipients during the Pre-Closing Period.
     5.5 Required Company Stockholder Approval. The Company shall obtain executed written consents, in the form attached hereto as Exhibit E, from Company Stockholders constituting the Required Company Stockholder Approval, and shall deliver to Parent copies of such executed written consents promptly upon receipt of the same. Parent shall hold such consents during the term of this Agreement, and in the event this Agreement is terminated in accordance with the provisions of Section 9.1, then Parent shall promptly destroy or redeliver to the Company such written consents. Prior to the Closing and within ten (10) days after the Required Company Stockholder Approval is obtained, pursuant to Section 262(d) of the DGCL and Section 1301 of the California Corporations Code, the Company shall mail to each

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stockholder of the Company who does not approve the Merger, a notice of the approval of the Merger.
     5.6 Stockholder Approval. Prior to the Closing, the Company will satisfy the stockholder approval requirements set forth in Section 280G(b)(5)(B) of the Code so that no payments received by any person will result in any excess parachute payment as defined in Section 280G(b)(1) of the Code.
     5.7 Release of Claims by Signing Noteholders and Carve-Out Recipients.
          (a) Except for claims that may arise in connection with the Merger and each Signing Noteholder’s and Carve-Out Recipient’s right to receive a portion of the Aggregate Merger Consideration pursuant to this Agreement, effective as of the Effective Time, each Signing Noteholder and Carve-Out Recipient, on behalf of himself, herself or itself, and on behalf of his, her or its officers, directors, affiliates, agents, heirs and assigns, releases and discharges the Company, Parent, Merger Sub and their affiliates and agents, present and former, and their successors and assigns from any and all claims, liabilities, demands, causes of action, costs, reimbursements, damages, indemnities and obligations of every kind and nature, in law, at equity, or otherwise, known and unknown, disclosed and undisclosed relating to any (i) Company Note, in the case of a Signing Noteholder, held by such Signing Noteholder, (ii) claims or rights under the Carve-Out Plan, in the case of a Carve-Out Recipient, or (iii) other claims or rights of ownership in, or to acquire capital stock of, the Company (collectively, “Released Claims”).
          (b) Each Signing Noteholder and Carve-Out Recipient executes this Agreement freely and voluntarily and not under duress. Each Signing Noteholder and Carve-Out Recipient acknowledges that he, she or it has been advised to consult with counsel of his, her or its choice about the legal effects of making the release set forth in Section 5.7(a) above.
          (c) Each Signing Noteholder and Carve-Out Recipient understands and agrees that as to the Released Claims contained herein, such Released Claims extend to all such claims of any nature and kind, known or unknown, suspected or unsuspected, concealed or hidden. Each Signing Noteholder and Carve-Out Recipient acknowledges that he, she or it has read, considered and understands the provisions of Section 1542 of the California Civil Code which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     5.8 Waiver of Notice by Holders of Company Warrants. The Signing Noteholders, who collectively hold at least 50% of the Company Series A Preferred Stock issuable upon the exercise of the Company Warrants purchased pursuant to that certain Senior Convertible Note and Warrant Purchase Agreement, between the Company and each of the purchasers listed on Exhibit A thereto, dated as of November 30, 2007, as amended on July 16, 2008 and September 3, 2009, hereby waive, on behalf of all holders of Company Warrants, the

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requirement of notice set forth in Section 7 thereof that would otherwise be applicable to the Merger and the transactions contemplated by this Agreement.
     5.9 Packet Island India. Prior to the Closing, the Company will (a) enter into a share transfer consent agreement regarding the purchase by the Company of all shares of capital stock of Packet Island Technologies Pvt. Ltd., an STPI registered company in Chennai, India (“Packet Island India”) held by Mrs. Saradha Prabhakaran, the minority shareholder of such entity, for a purchase price not to exceed INR (India Rupees) 10,000, in a manner that fully complies with all applicable laws, Contracts and the memorandum of association of Packet Island India, (b) pay the purchase price for such purchase to the individual account of Mrs. Saradha Prabhakaran and (c) cause the board of directors of Packet Island India to officially approve such share transfer consent agreement and purchase, assuming the Reserve Bank of India provides its consent to such transaction in the form executed. In connection with this purchase, the Company shall, and shall cause Packet Island India to, disclose all information necessary to properly effectuate such purchase in compliance with all applicable laws, and the Company shall not, and shall cause Packet Island India not to, make any misrepresentation with respect to any material fact, or omit to state any material fact necessary to make the information disclosed (in the light of the circumstances under which such disclosures are made) not false or misleading.
     5.10 Class A-1 Notes. Immediately prior to the Closing, the parties to this Agreement listed on Exhibit A-1 as “Class A-1 Noteholders” (such individuals, “Class A-1 Noteholders”) hereby agree to consummate the transactions contemplated by the Senior Secured Convertible Note Purchase Agreement between such parties and the Company, and related documents, and shall have paid the principal amount of such Class A-1 Notes to the Company, in the amount set forth opposite such party’s name in Exhibit A-1.
SECTION 6. Additional Covenants of the Parties
     6.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Parent and the Company shall (upon request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by Parent or the Company, as applicable, during the Pre-Closing Period.
     6.2 Public Announcements. After the execution of this Agreement, Parent may issue a press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, and, prior to the issuance of such press release or public statement, the Company may review such press release or public statement and provide reasonable comments thereto.

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     6.3 Best Efforts. During the Pre-Closing Period, (a) the Company, the Signing Noteholders and the Carve-Out Recipients shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.
     6.4 Termination of Agreements. Prior to the Closing, the Company shall enter into agreements with its stockholders, reasonably satisfactory in form and substance to Parent (and conditioned and effective upon the Closing), terminating all of the Company’s obligations under the following agreements, each dated as of June 21, 2006: (a) Investor Rights Agreement, by and among the Company and the investors listed on Schedule A thereto; (b) Voting Agreement, by and among the Company, certain holders of the Company Common Stock listed on Exhibit A thereto and the Persons listed on Exhibit B thereto; (c) Right of First Refusal and Co-Sale Agreement, by and among the Company, the stockholders listed on Schedule A thereto and the purchasers of the Company Series A Preferred Stock listed on Schedule B thereto; (d) the Series A Preferred Stock Purchase Agreement, by and among the Company and the investors listed on Schedule A thereto; (e) Management Rights Letter between the Company and Startup Capital Ventures, L.P.; (f) Management Rights Letter between the Company and Rincon Venture Partners, L.P.; (g) Management Rights Letter between the Company and Garage California Entrepreneurs Fund, L.P.; and (h) Management Rights Letter between the Company and Garage Technology Ventures I, L.P. (collectively, the “Company Stockholder Agreements”).
     6.5 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.
     6.6 Limitations on Disposition.
          (a) Each Signing Noteholder and Carve-Out Recipient agrees not to make any disposition of all or any portion of the shares of Parent Series E-1 Preferred to be issued hereunder, or the shares of Parent Common Stock issuable upon conversion thereof, unless and until:
               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and all applicable state securities laws; or
               (ii) Such Signing Noteholder or Carve-Out Recipient shall have notified the Parent of the proposed disposition and shall have furnished the Parent with (A) a statement of the circumstances surrounding the proposed disposition, and (B) an opinion from counsel, reasonably satisfactory to the Parent, that such disposition will not require registration of such shares under the Securities Act and that all requisite action has been or will be, on a timely basis, taken under any applicable state securities laws in connection with such disposition.
          (b) Notwithstanding the provisions of Section 6.6(a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by any Signing

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Noteholder or Carve-Out Recipient: (i) to a partner, member, subsidiary, stockholder or affiliate of such Signing Noteholder or Carve-Out Recipient, (ii) if such Signing Noteholder or Carve-Out Recipient is a natural person, by gift or bequest or through inheritance to any of such Signing Noteholder’s or Carve-Out Recipient’s spouse, father, mother, brothers, sisters and lineal descendants and ancestors (collectively, the “Noteholder’s or Carve-Out Recipient’s Immediate Family”), (iii) to a trust for the benefit of any member or members of such Noteholder’s or Carve-Out Recipient’s Immediate Family or (iv) to a trust in respect of which such Signing Noteholder or Carve-Out Recipient serves as trustee (provided, however, that the trust instrument governing such trust shall provide that such Signing Noteholder or Carve-Out Recipient, as trustee, shall retain sole and exclusive control over the voting and disposition of such shares until the termination of the Parent Registration Rights Agreement and the Parent Stockholders’ Agreement), if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original Signing Noteholder or Carve-Out Recipient hereunder.
     6.7 Tax Matters.
          (a) Parent shall cause to be prepared and timely filed all Tax Returns of the Company and each Company Subsidiary that are filed after the Closing Date. The Company shall prepare and timely file all Tax Returns of the Company and each Company Subsidiary that are due on or prior to the Closing Date, provided that the Company shall provide Parent and its advisors at least twenty (20) days to review and comment on each such Tax Return prior to the due date for filing and shall make such changes to such Tax Returns as are reasonably requested by Parent.
          (b) Parent and the Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax Contest and the preparation and filing of each Tax Return. Such cooperation shall include, upon either party’s request, providing records and information that are reasonably relevant to such Tax Contest or Tax Return, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided. The parties shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company and the Company Subsidiaries for Pre-Closing Tax Periods until the fifth (5th) anniversary of the Closing Date, without the prior written consent of the other party, and before any disposition or destruction of such materials at any time, the party in possession of such materials will provide the other party the opportunity to take possession of such materials and documents.
          (c) The Indemnifying Parties shall be liable for all transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated hereby. Parent will cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.
SECTION 7. Conditions Precedent to Obligations of Parent and Merger Sub

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          The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
     7.1 Accuracy of Representations. Each of the representations and warranties made by the Company, the Signing Noteholders and the Carve-Out Recipients in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate as of the date of this Agreement, and shall continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Company Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications contained or incorporated directly or indirectly in such representations and warranties).
     7.2 Performance of Covenants. All of the covenants and obligations that the Company, the Signing Noteholders and the Carve-Out Recipients are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Company Stockholder Approval. This Agreement and the transactions contemplated hereby (including the allocation of the Aggregate Merger Consideration) shall have been duly approved by the Required Company Stockholder Approval.
     7.4 Consents. The Consents identified in Schedule 7.4 shall have been obtained and shall be in full force and effect.
     7.5 Dissenters. Holders of not more than one percent (1%) of the fully-diluted outstanding shares of capital stock of the Company (on an as-converted basis) (a) shall have voted against the Merger or not consented thereto in writing, and (b) shall have delivered before the Effective Time timely written notice of such holders’ intent to exercise dissenters’ rights for such shares in accordance with the DGCL.
     7.6 No Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     7.7 Employees.
          (a) The Company shall have terminated all of its existing Company Employee Agreements with Company Employees, in form and substance reasonably satisfactory to Parent.
          (b) Each of Praveen Kumar Prabhakaran, Matt Edington and Sankaran Vaidhyanathan shall have accepted employment offers from Parent or any subsidiary thereof and shall have executed all standard agreements required as new employees of Parent or any subsidiary thereof.
     7.8 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

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          (a) a certificate executed by an officer of the Company and the Signing Noteholders and Carve-Out Recipients and containing the representation and warranty of the Company and each Signing Noteholder and Carve-Out Recipient that each of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 have been duly satisfied (the “Company Closing Certificate”);
          (b) a certificate of the Company’s Secretary in form and substance reasonably acceptable to Parent, attesting to, and attaching thereto: (i) the Company’s Certificate of Incorporation as in effect at the time of the Closing, (ii) the Company’s bylaws as in effect at the time of the Closing; (iii) the incumbency of the Company’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger, (iv) resolutions of the board of directors and stockholders of the Company authorizing the consummation of the Merger and the transactions associated therewith, and (v) a good standing certificate with respect to the Company from the Secretary of State of the State of Delaware and any other jurisdiction in which the Company is qualified to do business, dated no more than five (5) days before the Closing;
          (c) written evidence of termination of the Company Stockholder Agreements referred to in Section 6.4 (i.e., signatures of the Company and the other parties to such Company Stockholder Agreements that are required for termination);
          (d) an executed payoff letter from Orrick, Herrington & Sutcliffe LLP, addressed to Parent and in the form and substance reasonably satisfactory to Parent, evidencing receipt of all amounts owed by the Company in respect of the transactions contemplated hereby and agreeing that the Company does not owe any amounts to Orrick, Herrington & Sutcliffe LLP.
          (e) an executed payoff letter from Woodside Capital Partners International, LLC, addressed to Parent and in the form and substance reasonably satisfactory to Parent, evidencing receipt of all amounts owed by the Company in respect of the transactions contemplated hereby and agreeing that the Company has no further obligations to Woodside Capital Partners International, LLC.
          (f) an Amendment to Parent’s Fifth Amended and Restated Stockholder’s Agreement, dated June 26, 2007 (the “Parent Stockholders’ Agreement”), in the form attached hereto as Exhibit F (the “Parent Stockholders’ Agreement Amendment”), executed by each Person who will be receiving shares of Parent Series E-1 Preferred pursuant to this Agreement;
          (g) an Amendment to Parent’s Fourth Amended and Restated Registration Rights Agreement, dated June 26, 2007 (the “Parent Registration Rights Agreement”), in the form attached hereto as Exhibit G (the “Parent Registration Rights Agreement Amendment”), executed by each Person who will be receiving shares of Parent Series E-1 Preferred pursuant to this Agreement;
          (h) the Escrow Agreement, executed by the Agent and the Escrow Agent;
          (i) written resignations of all officers and directors of the Company effective as of the Effective Time, and, in regards to each Company Subsidiary, written resignations of all

46.

officers and directors of each Company Subsidiary, such resignations to be effective seven (7) days following the Effective Time; and
          (j) such other certificates and agreements as reasonably requested by Parent and delivered by or on behalf of the Company at Closing, in form and substance reasonably acceptable to Parent.
     7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     7.10 No Legal Proceedings. There shall not be pending or threatened in writing any Legal Proceeding by any Governmental Body or any other Person, (a) challenging the Merger, seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from the Company or the Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (b) which is reasonably likely to prohibit or limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, the Parent or any of their respective subsidiaries, or to compel the Company, the Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, the Parent or any of their respective subsidiaries, as a result of the consummation of the Merger, (c) which is reasonably likely to impose limitations on the ability of the Parent to acquire or hold, or exercise full rights of ownership of, the Company and the Company Subsidiaries, (d) which is reasonably likely to prohibit the Parent from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (e) which otherwise has or would be reasonably be expected to have a Material Adverse Effect on the Company.
     7.11 Termination of Company Options. The Company shall have provided Parent with evidence, in form and substance reasonably satisfactory to Parent, as to the termination of all outstanding Company Options and the Company Equity Plan.
     7.12 Lender Consents. ORIX Venture Finance LLC (Parent’s senior lender) shall have provided all necessary written consents and approvals to the transactions contemplated hereby, in form and substance reasonably satisfactory to Parent.
     7.13 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 6.5(b).
     7.14 Closing Date Balance Sheet. On the Closing Date, the Company will have (i) at least $800,000 in Cash and (ii) at least $788,000 in Net Assets, each as of immediately prior to the Effective Time, before giving effect to the Merger, but after payment of all fees, costs and expenses of the type contemplated by Sections 2.23 (and Part 2.23 of the Company Disclosure Schedule), 7.8(d), 7.8(e) and 11.3(b).

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     7.15 Pay-off of Company Indebtedness; Termination of Security Interests. At the Closing, (a) the Company shall have paid off all Company Indebtedness, and (b) all security interests of every type at any time granted by the Company shall have been terminated.
     7.16 Amendment of ENA Services, LLC Master License and Services Agreement. Prior to the Closing, the Company shall enter into an agreement with ENA Services, LLC to amend the Master License and Services Agreement, between the Company and ENA Services, LLC, dated as of February 7, 2008 (the “ENA License Agreement”), such amendment to correct the typo-graphical error in Section 7.2 therein, to provide for ENA Services, LLC’s indemnification of the Company from any and all costs incurred by the Company and arising out of or related to any claim asserted against the Company regarding the delineated items in clauses (i) — (iii) of Section 7.2 of the ENA License Agreement.
     7.17 Packet Island India. The actions contemplated by Section 5.9 shall have been completed.
     7.18 Amendment to Company Charter. As promptly as practicable after the date of this Agreement (and in no event more than seven days after the date hereof) and in compliance with the DGCL, the Company shall cause the amendment to the Company Charter, in the form attached hereto as Exhibit H, to be filed with, and declared effective by, the Secretary of State of the State of Delaware.
SECTION 8. Conditions Precedent to Obligations of the Company
          The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:
     8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement, and shall continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Parent Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications contained or incorporated directly or indirectly in such representations and warranties).
     8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     8.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     8.4 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

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          (a) a certificate executed by an officer of Parent and containing the representation and warranty of Parent that each of the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied (the “Parent Closing Certificate”);
          (b) a certificate of Parent’s Secretary in form and substance reasonably acceptable to the Company, attesting to, and attaching thereto: (i) Parent’s Certificate of Incorporation as in effect at the time of the Closing, (ii) Parent’s bylaws as in effect at the time of the Closing; (iii) the incumbency of Parent’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger, (iv) resolutions of the board of directors and stockholders of Parent authorizing the consummation of the Merger and the transactions associated therewith, and (v) a good standing certificate with respect to Parent from the Secretary of State of the State of Delaware, dated no more than five (5) days before the Closing;
          (c) a certificate of Merger Sub’s Secretary in form and substance reasonably acceptable to the Company, attesting to, and attaching thereto: (i) Merger Sub’s Certificate of Incorporation as in effect at the time of the Closing, (ii) Merger Sub’s bylaws as in effect at the time of the Closing; (iii) the incumbency of Merger Sub’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger, (iv) resolutions of the board of directors and stockholders of Merger Sub authorizing the consummation of the Merger and the transactions associated therewith, and (v) a good standing certificate with respect to Merger Sub from the Secretary of State of the State of Delaware, dated no more than five (5) days before the Closing;
          (d) the Parent Stockholders’ Agreement Amendment, executed by Parent and such other parties as may be necessary to amend the Parent Stockholders’ Agreement;
          (e) the Parent Registration Rights Agreement Amendment, executed by Parent and such other parties as may be necessary to amend the Parent Registration Rights Agreement;
          (f) the Escrow Agreement, executed by Parent and the Escrow Agent; and
          (g) such other certificates and agreements as reasonably requested by the Company and delivered by or on behalf of Parent or Merger Sub at Closing, in form and substance reasonably acceptable to the Company.
     8.5 Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.
     8.6 Parent Board and Stockholder Approval. The Parent’s board of directors and the requisite number of Parent’s stockholders shall have approved the Merger and all transactions contemplated by this Agreement.
     8.7 Parent Restated Charter. The Parent Restated Charter shall have been filed and declared effective by the Secretary of State of the State of Delaware.
SECTION 9. Termination

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     9.1 Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by the mutual consent of Parent and the Company;
          (b) by Parent, if the Company or any Signing Noteholder or Carve-Out Recipient breaches or fails to perform in any material respect any of his, her or its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.2, and (ii) (A) cannot be cured or (B) if curable through the exercise of commercially reasonable efforts, has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent and Merger Sub are not then in willful breach of any representation, warranty or covenant contained in this Agreement);
          (c) by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or 8.2, and (ii) (A) cannot be cured or (B) if curable through the exercise of commercially reasonable efforts, has not been cured within thirty (30) days after the giving of written notice to the Parent of such breach (provided that the Company, the Signing Noteholders and the Carve-Out Recipients are not then in willful breach of any representation, warranty or covenant in this Agreement);
          (d) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);
          (e) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of the Company or any of the Signing Noteholders or Carve-Out Recipients to comply with or perform any covenant or obligation set forth in this Agreement);
          (f) by Parent if the Closing has not taken place on or before October 15, 2009 (the “Outside Date”) (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);
          (g) by the Company if the Closing has not taken place on or before the Outside Date (other than as a result of the failure on the part of the Company or any of the Signing Noteholders or Carve-Out Recipients to comply with or perform any covenant or obligation set forth in this Agreement); or
          (h) by Parent, if the Company or any of the Signing Noteholders or Carve-Out Recipients takes any of the actions that would be proscribed by Section 5.4.
     9.2 Termination Procedures. If the Parent wishes to terminate this Agreement pursuant to Sections 9.1(b), 9.1(d), 9.1(f) or 9.1(h), the Parent shall deliver to the Company a written notice stating that the Parent is terminating this Agreement and setting forth a brief

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description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Sections 9.1(c), 9.1(e) or 9.1(g), the Company shall deliver to the Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
     9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor the Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to the Non-Disclosure Agreement.
SECTION 10. Indemnification, Etc.
     10.1 Survival of Representations, Etc.
          (a) The representations and warranties of each party to this Agreement shall survive for twelve (12) months following the Closing and then terminate and expire, except that (i) the Specified Representations shall survive the Closing indefinitely; (ii) the Tax Representations shall survive the Closing and then terminate and expire upon the expiration of the applicable statute of limitations; and (iii) the IP Representations shall survive the Closing and then terminate and expire upon the three (3)-year anniversary of the Closing Date; provided, however, that if a Claim Notice (as defined below) with respect to a particular representation, warranty or covenant of any party is given to such party on or prior to the applicable expiration date of such representation, warranty or covenant, then, notwithstanding anything to the contrary contained in this Section 10.1(a), the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved. The covenants of each party to this Agreement shall survive the Closing indefinitely unless a shorter period is specified herein. No claim for a breach of a representation, warranty, covenant or indemnification obligation may be made or brought by any party hereto after the expiration of the applicable survival period, except in the case of fraud, which shall survive for the period of any applicable statute of limitations for any Person or Governmental Body to make claims against any party for matters covered thereby.
          (b) For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty, covenant or other matter to which a party is entitled to indemnification hereunder shall be deemed to have been given if any party, acting in good faith, delivers to the other party(s) a written notice stating that such party believes that there is or has been a possible breach of such representation, warranty or covenant, or that such party is otherwise entitled to indemnification hereunder, and containing (i) a brief description of the circumstances supporting such party’s belief that there is or has been such a possible breach or that such party is entitled to indemnification, and (ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible breach or other matter giving rise to a right of indemnification.

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     10.2 Funding of Escrow.
          (a) At the Closing, Parent shall deposit the Escrow Amount with the Escrow Agent in accordance with the Escrow Agreement. The Escrow Amount shall be withheld from amounts otherwise payable to the holders of the Class A-2 Notes, Class B Notes and Carve-Out Recipients, on a pro rata basis, as reflected on Exhibit I attached hereto. The Escrow Amount will be governed by the terms set forth in the Escrow Agreement and shall be held for the purpose of indemnifying the Parent Indemnitees pursuant to the indemnification provisions set forth in this Section 10.
          (b) The Indemnifying Parties who are entitled to receive shares of Parent Series E-1 Preferred pursuant to Sections 1.5 or 1.6 will be entitled to all rights in respect of the Escrow Amount (such as voting and dividend rights) until their disbursement back to the Parent in satisfaction of indemnification claims. In the event that the Parent completes an initial public offering of shares of its Common Stock pursuant to a registration statement under the Securities Act declared effective by the SEC, such Indemnifying Parties will have the ability to direct the sale of the Escrow Amount (subject to lock-up obligations and other restrictions on transfer) as long as all proceeds from the sales are placed into the escrow for any remaining escrow period and become available for indemnification claims under Section 10.3.
     10.3 Indemnification of Parent Indemnitees.
          (a) Subject to the provisions of this Section 10, from and after the Effective Time, the Parent Indemnitees shall be held harmless and indemnified from and against all Damages that the Parent Indemnitees or any of them may incur based upon, arising out of or otherwise in any way related to:
               (i) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 3 as of the date of this Agreement (without giving effect to any update to the Company Disclosure Schedule);
               (ii) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 3 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any update to the Company Disclosure Schedule);
               (iii) any breach of any covenant or obligation of the Company or any of the Signing Noteholders or Carve-Out Recipients contained in this Agreement;
               (iv) any matter identified or referred to in Part 2.21 of the Company Disclosure Schedule;
               (v) (A) all Taxes (or the non-payment thereof) of the Company and each Company Subsidiary attributable to all Pre-Closing Tax Periods, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group for which the Company or any Company Subsidiary (or any predecessor thereof) is liable, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all Taxes of any person imposed on the Company or any Company Subsidiary

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as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date;
               (vi) any Dissenting Share Liability;
               (vii) any inaccuracy in or breach of the representations set forth in Section 2.7(c) or, any failure by the Company to satisfy Sections 7.14 or 7.16, any Company Indebtedness not paid by the Company at the Closing or any Company Note Liability; or
               (viii) any Legal Proceeding directly or indirectly relating to any breach, alleged breach, liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v)”, “(vi)”, or “(vii)” above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of his, her or its rights under this Section 10).
          (b) The Company and the Indemnifying Parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation or other matter referred to in Section 10.3(a), then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such matters.
          (c) The Parent Indemnitees shall not be entitled to any indemnification payment pursuant to Sections 10.3(a)(i) or 10.3(a)(ii) for any inaccuracy in or breach as set forth in such Sections (other than any inaccuracy in or breach of the representations contained in Sections 2.7(c) and 2.23) or pursuant to Section 10.3(a)(viii) to the extent that it relates to the matters referenced in Sections 10.3(a)(i) or 10.3(a)(ii) (other than any inaccuracy in or breach of the representations contained in Sections 2.7(c) and 2.23), until such time as the total amount of all Damages (including the Damages arising from such inaccuracy in or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties set forth in Sections 2 or 3) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate (the “Threshold Amount”). At such time as the cumulative amount of such Damages exceeds the Threshold Amount in the aggregate, the Parent Indemnitees shall be entitled to recover only the amount of such Damages in excess of the Threshold Amount.
          (d) Except with respect to inaccuracies in or breaches of the Specified Representations, Tax Representations, Benefits Representations and IP Representations or in the case of fraud, willful misrepresentation or intentional misconduct, the Parent Indemnitees shall not be entitled to any indemnification payment pursuant to Sections 10.3(a)(i) or 10.3(a)(ii) for any inaccuracy in or breach as set forth in such Sections (other than any inaccuracy in or breach of the representations contained in Sections 2.7(c) and 2.23) or pursuant to Section 10.3(a)(viii) to the extent that it relates to the matters referenced in Sections 10.3(a)(i) or 10.3(a)(ii) (other than any inaccuracy in or breach of the representations contained in Sections 2.7(c) and 2.23), in excess of an aggregate amount equal to the Escrow Amount (the “Cap Amount”), and in no event shall the liability of any Indemnifying Party exceed such Person’s Pro Rata Share of the

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Cap Amount. In all cases (including with respect to inaccuracies in or breaches of the Specified Representations, Tax Representations, Benefits Representations and IP Representations and in the case of fraud, willful misrepresentation or intentional misconduct), the maximum liability shall not exceed $700,000 (the “Maximum Amount”), and in no event shall the liability of any Indemnifying Party exceed such Person’s Pro Rata Share of the Maximum Amount.
     10.4 Indemnification of Company Indemnitees.
          (a) Subject to the provisions of this Section 10, from and after the Effective Time, the Parent shall hold harmless and indemnify the Company Indemnitees from and against all Damages that the Company Indemnitees or any of them may incur based upon, arising out of or otherwise in any way related to:
               (i) any inaccuracy in or breach of any representation or warranty set forth in Section 4 as of the date of this Agreement (without giving effect to any update to the Parent Disclosure Schedule);
               (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 4 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any update to the Parent Disclosure Schedule);
               (iii) any breach of any covenant or obligation of the Parent contained in this Agreement; or
               (iv) any Legal Proceeding directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in clause “(i),” “(ii),” or “(iii)” above (including any Legal Proceeding commenced by any Company Indemnitee for the purpose of enforcing any of his, her or its rights under this Section 10).
          (b) Subject to Section 10.4(d), the Company Indemnitees shall not be entitled to any indemnification payment pursuant to Sections 10.4(a)(i) or 10.4(a)(ii) for any inaccuracy in or breach as set forth in such Sections or pursuant to Section 10.4(a)(iv) to the extent that it relates to the matters referenced in Sections 10.4(a)(i) or 10.4(a)(ii), until such time as the total amount of all Damages (including the Damages arising from such inaccuracy in or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties set forth in Section 4) that have been directly or indirectly suffered or incurred by any one or more of the Company Indemnitees, or to which any one or more of the Company Indemnitees has or have otherwise become subject, exceeds the Threshold Amount. At such time as the cumulative amount of such Damages exceeds the Threshold Amount in the aggregate, the Company Indemnitees shall be entitled to recover only the amount of such Damages in excess of the Threshold Amount.
          (c) Subject to Section 10.4(d), the Company Indemnitees shall not be entitled to any indemnification payment pursuant to Sections 10.4(a)(i) or 10.4(a)(ii) for any inaccuracy in or breach as set forth in such Sections or pursuant to Section 10.4(a)(iv) to the extent that it relates to the matters referenced in Sections 10.4(a)(i) or 10.4(a)(ii), in excess of an aggregate amount equal to the Cap Amount.

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          (d) The limitations set forth in Sections 10.4(b) and 10.4(c) shall not apply in the case of fraud, willful misrepresentation or intentional misconduct, in which case the maximum indemnification payments to which the Company Indemnitees shall be entitled to receive shall be limited to the Maximum Amount.
     10.5 Satisfaction of Parent Indemnitee Indemnification Claims.
          (a) For the purpose of recovering indemnification payments for which the Parent Indemnitees may be entitled under this Section 10, the Parent shall first seek satisfaction of any such indemnification obligations from the property held under the Escrow Agreement. Subject to the limitations contained in this Section 10, if the Parent Indemnitees are not, following such delivery and set-off, completely indemnified (the amount of such Damages which are not so indemnified are referred to as “Unsatisfied Damages”), the Indemnifying Parties, severally and not jointly, shall hold harmless and indemnify the Parent Indemnitees from and against all Unsatisfied Damages, with such recovery to be effected first via delivery of shares of Parent Series E-1 Preferred and only after exhausting all shares of Parent Series E-1 Preferred held by the Indemnifying Parties, if still not completely indemnified, subject to the limitations in this Section 10, in cash.
          (b) To the extent that any indemnification obligations are to be satisfied by delivery of shares of Parent Series E-1 Preferred (or other property) held under the Escrow Agreement, such obligations shall be satisfied by disbursing (a) a number of shares of Parent Series E-1 Preferred to the Parent determined by dividing (i) the aggregate dollar amount of such obligations by (ii) $1.00 (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization, merger, reorganization, reclassification or other similar transaction effected by Parent between the Effective Time and the date such obligation is satisfied), or (b) if the shares of Parent Series E-1 Preferred have been sold, the aggregate dollar amount of such obligations. If the shares of Parent Series E-1 Preferred have been converted into shares of Parent Common Stock, then equitable adjustments in the foregoing formula shall be made to take into account the relative conversion ratio.
     10.6 Indemnification Procedures.
          (a) The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any third-party claim, demand, action or Legal Proceeding for which indemnification will or may be sought under Sections 10.3 or 10.4 (a “Third Party Claim”), but in no event later than ten (10) business days after receiving notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the indemnifying party is prejudiced as a result of such failure, including where failure results in losses to the indemnifying party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such claim. Such notice shall specify facts reasonably known to the indemnified party (or parties) giving rise to such indemnity rights. The indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. If the indemnifying party elects not to assume the defense or fails to notify the indemnified party within ten (10) business days after delivery of the indemnified party’s notice of such Third Party Claim, that it will assume the

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defense, then the indemnified party may employ counsel reasonably satisfactory to the indemnifying party to represent or defend it against any such Third Party Claim and the indemnifying party will pay the reasonable fees and disbursements of such counsel; provided, however, that the indemnifying party shall not, in connection with any Legal Proceeding or any separate but substantially similar Legal Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons, except to the extent that local counsel, in addition to its regular counsel, is required to effectively defend against such Legal Proceeding. If the indemnifying party does assume the defense of such Third Party Claim, the indemnifying party shall have no obligation in respect of the indemnified party’s expenses; provided, that the indemnified party shall have the right to participate in, at its own expense, but not control, the defense of any such Third Party Claim. In connection with any Third Party Claim, the Parties shall cooperate with each other in good faith in such manner to preserve in full (to the extent possible) the confidentiality of all business records and the attorney-client work-product and any other potentially applicable privileges and to render each other assistance as they may reasonably require. No Third Party Claim shall be settled (i) without the prior written consent of the indemnifying party and (ii) without the prior written consent of the indemnified party unless such settlement provides for no relief other than the payment of monetary damages for which the relevant indemnified parties will be indemnified in full.
          (b) As soon as reasonably practicable after becoming aware of a direct claim for indemnification under Sections 10.3 or 10.4 other than a Third Party Claim (a “Direct Claim”), the indemnified party (or parties) shall give a Claim Notice to the indemnifying party (or parties) providing indemnification under this Section 10, as applicable, of such Direct Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the indemnifying party is prejudiced as a result of such failure. If the indemnified party is a Parent Indemnitee and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnifying party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within twenty (20) days after receipt by the indemnifying party of a Claim Notice, the indemnifying party may deliver to the indemnified party a written response (the “Response Notice”) in which the indemnifying party: (i) agrees that the full Claimed Amount (the “Full Amount”) is owed to the indemnified party (in which case the Response Notice shall be accompanied by a payment by the indemnifying party to the indemnified party of the Claimed Amount, by check or by wire transfer; provided, that if the indemnified party is a Parent Indemnitee and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnifying party shall also deliver a copy of the Response Notice to the Escrow Agent and instruct the Escrow Agent to disburse the Full Amount to the indemnified party); (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the indemnified party (in which case the Response Notice shall be accompanied by a payment by the indemnifying party to the indemnified party of the Agreed Amount, by check or by wire transfer; provided, that if the indemnified party is a Parent Indemnitee and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnifying party shall also deliver a copy of the Response Notice to the Escrow Agent and instruct the Escrow Agent to disburse the Agreed Amount to the indemnified party); or (iii) indicates that no part of the Claimed Amount is owed to the indemnified party. Any part of the Claimed Amount that is not agreed to be released to the

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indemnified party pursuant to the Response Notice shall be the “Contested Amount.” If the Response Notice is not received by the indemnified party within such 20-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Full Amount is owed to the indemnified party.
          (d) If the indemnifying party delivers a Response Notice indicating that there is a Contested Amount, the indemnifying party and the indemnified party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the indemnified party and the indemnifying party resolve such dispute, such resolution shall be binding on the indemnifying party and the indemnified party, and if the indemnified party is Parent Indemnitee, a settlement agreement shall be signed by the indemnified party and the indemnifying party and sent to the Escrow Agent.
          (e) In all cases under Section 10, if the indemnified party is a Parent Indemnitee, the indemnifying party shall deliver a copy of the Claim Notice and all other related notices hereunder to the Agent.
     10.7 No Contribution. Each Indemnifying Party waives, acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.
     10.8 Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
SECTION 11. Miscellaneous Provisions
     11.1 Agent. The Signing Noteholders and the Carve-Out Recipients and the other parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Signing Noteholders and Carve-Out Recipients for certain limited purposes, as specified herein. By executing this Agreement or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration pursuant to Section 1.5 or Section 1.6 hereof, as applicable, each Signing Noteholder and Carve-Out Recipient hereby irrevocably authorizes and appoints Jim Andelman (or such other Person as may be designated unanimously from time to time by the Signing Noteholders and Carve-Out Recipients) as the Agent, and his, her or its representative to act in his, her or its name, place and stead in such Agent’s sole discretion, to:
     (a) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement, including, without limitation, with respect to Section 1.11, and, with respect to the Indemnifying Parties, any indemnification Claim pursuant to Article 10; and
     (b) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in

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connection with this Agreement, including, without limitation, with respect to the Indemnifying Parties, pursuant to Article 10 hereof.
     (c) The Agent will have no liability to the Signing Noteholders or the Carve-Out Recipients with respect to actions taken or omitted to be taken in his, her or its capacity as Agent, except with respect to the Agent’s willful misconduct. The Agent shall be entitled to engage such counsel, experts and other agents and consultants as he, she or it shall deem necessary in connection with exercising his, her or its powers and performing his, her or its function hereunder and (in the absence of bad faith on the part of the Agent) shall be entitled to conclusively rely on the opinions and advice of such Persons.
     (d) The Parent Indemnitees shall be entitled to deal exclusively with the Agent on all matters relating to Sections 1.11 and 10, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Signing Noteholder or Carve-Out Recipient by the Agent, and on any other action taken or purported to be taken on behalf of any Signing Noteholder or Carve-Out Recipient by the Agent, as fully binding upon such Signing Noteholder or Carve-Out Recipient. If the Agent shall die, become disabled or otherwise be unable to fulfill his, her or its responsibilities as agent of the Signing Noteholders and Carve-Out Recipients, then the Signing Noteholders and Carve-Out Recipients shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Signing Noteholders and Carve-Out Recipients.
     11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     11.3 Fees and Expenses.
          (a) Parent shall bear and pay its own fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Parent in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by Parent in connection with or by virtue of (i) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Company and its Representatives in connection with the Company’s investigation and review of Parent’s business), (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (iv) the consummation of the Merger.

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          (b) The Signing Noteholders and Carve-Out Recipients shall bear and pay the Company’s, the Signing Noteholders’ and the Carve-Out Recipients’ fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Company, the Signing Noteholders or Carve-Out Recipients in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by the Company in connection with or by virtue of (i) the investigation and review conducted by the Company and its Representatives with respect to Parent’s business (and the furnishing of information to Parent and its Representatives in connection with Parent’s investigation and review of the Company’s business), (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (iv) the consummation of the Merger.
     11.4 Attorneys’ Fees. If any action or Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent or Merger Sub:
BroadSoft, Inc.
220 Perry Parkway
Gaithersburg, Maryland 20877
Attention: General Counsel
Facsimile: (240) 404-0113
with a copy (which shall not constitute notice) to:
Cooley Godward Kronish LLP
11951 Freedom Drive
Reston, Virginia 20190-5656
Attention: Mark D. Spoto, Esq.
Facsimile: (703) 456-8100

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if to the Company (prior to the Closing):
Packet Island Inc.
10080 N. Wolfe Rd, SW3-300
Cupertino, CA 95014, USA
Attention: Praveen Kumar Prabhakaran
Ph: 877 322 9888 / 408 329 9600
Fax: 408 725 1920
if to any of the Signing Noteholders or Carve-Out Recipients:
to the address of such Signing Noteholder or Carve-Out Recipient as set forth on Exhibits A-I and A-2 attached hereto with, as to the Company and the Signing Noteholders, a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
1020 March Road
Menlo Park, CA 94025-1015
Attention: Louis D. Soto, Esq.
Facsimile: (650) 614-7401
     11.6 Confidentiality. On and at all times after the Closing Date, each Signing Noteholder and Carve-Out Recipient shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Signing Noteholder’s or Carve-Out Recipient’s possession that relates to the business of the Company or Parent.
     11.7 Time of the Essence. Time is of the essence of this Agreement.
     11.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile signature or by other electronic means, such as .pdf file), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     11.10 Governing Law; Venue for Disputes; Specific Performance; Appointment.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
          (b) Except as provided in Section 11.10(d) below, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be

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brought or otherwise commenced in any state or federal court located in Wilmington, Delaware. Each party to this Agreement:
               (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in Wilmington, Delaware (and each appellate court located in Wilmington, Delaware) in connection with any such Legal Proceeding;
               (ii) agrees that each state and federal court located in Wilmington, Delaware shall be deemed to be a convenient forum;
               (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Wilmington, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and
               (iv) agrees that a final judgment in any Legal Proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.
          (d) Each party hereto hereby irrevocably and unconditionally agrees to submit to binding arbitration any dispute between any such party of any claim by a party against another party arising out of or relating to this Agreement or any of the transactions contemplated hereby, or relating to any alleged breach hereof or thereof, in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Wilmington, Delaware or such other location as the parties in dispute may agree upon. The arbitration proceedings shall be subject to the substantive laws of the State of Delaware. There shall be one arbitrator, as agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such an agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The decision rendered by the arbitrator shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without any right of appeal. Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision in an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator against all or any of the parties in dispute and shall be paid promptly by the party or parties so assessed.
          (e) A request by a party to a court for interim equitable or injunctive relief to protect and secure his, her or its rights under this Agreement pending arbitration shall not be

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deemed to be a waiver of the right to arbitrate. Furthermore, each party to this Agreement irrevocably and unconditionally agrees to submit any such request exclusively to a state or federal court located in Wilmington, Delaware. Each party to this Agreement hereby irrevocably and unconditionally consents to the personal jurisdiction of such courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court any defense that such court does not have personal jurisdiction over him, her or it; each party to this Agreement hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of such request in such courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper venue or in an inconvenient forum.
          (f) Nothing in this Agreement will limit any party’s right to seek immediate injunctive or other equitable relief whenever the facts or circumstances would permit a party to seek such relief in any court specified in Section 11.10(b).
     11.11 Successors and Assigns.
          (a) This Agreement shall be binding upon: the Company and its successors and permitted assigns (if any); the Signing Noteholders and Carve-Out Recipients and their respective successors and permitted assigns (if any); and Parent and Merger Sub, and their successors and permitted assigns (if any). This Agreement shall inure to the benefit of: the Company, the Signing Noteholders, the Carve-Out Recipients, Parent, Merger Sub, the other Parent Indemnitees, and the respective successors and permitted assigns (if any) of the foregoing.
          (b) Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, which consent may not be unreasonably withheld; provided, that notwithstanding the foregoing, no consent of the Company, the Signing Noteholders or the Carve-Out Recipients shall be required with respect to any assignment by Parent or Merger Sub to any lender as part of a collateral assignment. Any attempted or purported assignment by any party of this Agreement in violation of this Section 11.11 shall be null and void.
     11.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     11.13 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right,

62.

privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     11.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     11.16 Parties in Interest. Except for the provisions of Sections 1.5, 1.6 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (a) no employee of the Company shall have any rights under this Agreement or under any of the other agreements related to the Merger, and (b) no creditor of the Company shall have any rights under this Agreement or any other agreements related to the Merger.
     11.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.
     11.18 Construction.

63.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) For the purpose of analyzing whether any effect is “material” or constitutes a “Material Adverse Effect” for any purpose under this Agreement, the analysis of materiality shall not be limited to a long-term perspective (and whether any effect is or might be short-term, temporary or cyclical in nature shall not be dispositive of its materiality).
          (d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (e) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[Signature Page Follows]

64.

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

BroadSoft, Inc., a Delaware corporation
By:	/s/ Michael Tessler
Michael Tessler
Chief Executive Officer

BroadSoft PacketSmart, Inc., a Delaware corporation
By:	/s/ Michael Tessler
Michael Tessler
Chief Executive Officer

Packet Island, Inc., a Delaware corporation
By:	/s/ Praveen Kumar Prabhakaran
Name:
Title:

The Agent
/s/ Jim Andelman
Name:	Jim Andelman

Carve-Out Recipients
/s/ Praveen Kumar Prabhakaran
Name:	Praveen Kumar Prabhakaran

/s/ Andrew Aczel
Name:	Andrew Aczel

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:
/s/ Joseph Lin
(Noteholder Name)

If an Individual:
By:	Joseph Lin

If an Entity:
By:
Name:
Title:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:
/s/ Paul Lin
(Noteholder Name)

If an Individual:
By:	Paul Lin
If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:
/s/ Jean Lin Nguyen
(Noteholder Name)

If an Individual:
By:	Jean Lin Nguyen

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:

(Noteholder Name)

If an Individual:
By:

If an Entity:
By:	/s/ Jim Andelman

Rincon Venture Partners, L.P.

By:	Rincon Venture Partners, LLC
Its: General Partner
Jim Andelman, Manager

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Davidson Family Trust Dated 7/09/87 (Noteholder Name) If an Individual:
By:	/s/ John M. Davidson, Trustee

If an Entity:
By:	/s/ John M. Davidson, Trustee

Davidson Family Trust Dated 7/09/87

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Henry Wong (Noteholder Name) If an Individual:
By:	/s/ Henry Wong

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:
/s/ Karthick Sankarachary
(Noteholder Name)

If an Individual:
By:	Karthick Sankarachary

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:
/s/ Olivier Helleboid
(Noteholder Name)

If an Individual:
By:	Olivier Helleboid

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Praveen Kumar Prabhakaran (Noteholder Name) If an Individual:
By:	/s/ Praveen Kumar Prabhakaran

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Softsmith Infotech (Noteholder Name) If an Individual:
By:

If an Entity:
By:	/s/ Siva Panchanatham
Siva Panchanatham
President

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: David S. Clark (Noteholder Name) If an Individual:
By:	/s/ David S. Clark

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Arul Iyyavoo (Noteholder Name) If an Individual:
By:	/s/ Arul Iyyavoo

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Sridar Kandaswamy (Noteholder Name) If an Individual:
By:	/s/ Sridar Kandaswamy

If an Entity:
By:

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:

(Noteholder Name)

If an Individual:
By:

If an Entity: GARAGE TECHNOLOGY VENTURES I, L.P.
By:	Garage Technology Ventures

By:	/s/ William M. Reichert
Managing Director

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder:

(Noteholder Name)

If an Individual:
By:

If an Entity: GARAGE CALIFORNIA ENTREPRENEURS FUND, L.P. By: Garage Technology Ventures
By:	/s/ William M. Reichert
Managing Director

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

Signing Noteholder: Startup Capital Ventures (Noteholder Name) If an Individual:
By:

If an Entity: STARTUP CAPITAL VENTURES, L.P. By: Startup Capital Ventures, LLC, General Partner
By:	/s/ Timothy Dick
General Partner

SIGNATURE PAGE TO BROADSOFT PACKET ISLAND MERGER AGREEMENT

Disclosure Schedule and Exhibits
The Disclosure Schedule and all Exhibits, except Exhibit B below, have been intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted information to the Securities and Exchange Commission upon request.

Exhibit B
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit B):
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:
          (f) the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;
          (g) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued upon exercise of Company Options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or
          (h) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.
     Affiliated Group. “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.
     Agent. “Agent” shall mean Jim Andelman, as set forth in the Preamble; provided that the Signing Noteholders and Carve-Out Recipients may designate a successor agent from time to time upon prior notice to Parent signed by all Signing Noteholders and Carve-Out Recipients.
     Aggregate Merger Consideration. “Aggregate Merger Consideration” shall mean 1,500,000 shares of Parent Series E-1 Preferred, subject to adjustment pursuant to Section 1.11.
     Agreed Amount. “Agreed Amount” shall have the meaning set forth in Section 10.6(c).
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Company Disclosure Schedule and the Parent Disclosure Schedule), as it may be amended from time to time.
     Benefits Representations. “Benefits Representations” shall mean the representations and warranties set forth in Sections 2.18(g) — (m).
     Cap Amount. “Cap Amount” shall have the meaning set forth in Section 10.3(d).
     Carve-Out Payment. “Carve-Out Payment” shall mean 74,000 shares of Parent Series E-1 Preferred of the Aggregate Merger Consideration, subject to adjustment pursuant to Section 1.11.

     Carve-Out Plan. “Carve-Out Plan” shall mean that certain Carve-Out Plan adopted by the Company’s Board of Directors by Unanimous Written Consent, dated as of October 2, 2009.
     Carve-Out Plan Percentage. “Carve-Out Plan Percentage” shall mean 50% with respect to Praveen Kumar Prabhakaran and 50% with respect to Andy Aczel.
     Carve-Out Recipients. “Carve-Out Recipients” shall have the meaning set forth in the Preamble.
     Cash. “Cash” means the aggregate amount of unrestricted cash and cash equivalents held as of immediately prior to the Effective Time in the bank accounts of the Company, reduced by the aggregate balance of all outstanding checks written against such accounts.
     Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 1.3.
     CGCL. “CGCL” shall mean the California General Corporation Law.
     Claim Notice. “Claim Notice” shall have the meaning set forth in Section 10.1(b).
     Class A-1 Notes. “Class A-1 Notes” shall mean the Secured Senior Convertible Promissory Notes issued pursuant to that certain Secured Senior Convertible Note Purchase Agreement, dated as of the Closing Date, by and between the Company and each of the purchasers listed on Exhibit A thereto.
     Class A-2 Notes. “Class A-2 Notes” shall mean the Secured Senior Convertible Promissory Notes issued pursuant to that certain Secured Senior Convertible Note Purchase Agreement and Amendment, dated as of September 3, 2009, by and between the Company and each of the purchasers listed on Exhibit A thereto.
     Class B Notes. “Class B Notes” shall mean the Secured Senior Convertible Promissory Notes issued pursuant to that certain Senior Convertible Note Purchase Agreement, dated as of November 30, 2007 and issued pursuant to the amendment thereof dated July 16, 2008, as amended on September 3, 2009.
     Closing. “Closing” shall have the meaning set forth in Section 1.3.
     Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.
     Closing Balance Sheet Adjustment Statement. “Closing Balance Sheet Adjustment Statement” shall have the meaning set forth in Section 1.11(c).
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company. “Company” shall have the meaning set forth in the Preamble.

     Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
     Company Capital Stock. “Company Capital Stock” shall have the meaning set forth in Section 1.8.
     Company Charter. “Company Charter” shall mean the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 20, 2006.
     Company Closing Certificate. “Company Closing Certificate” shall have the meaning set forth in Section 7.8(a).
     Company Common Stock. “Company Common Stock” shall mean the common stock ($0.001 par value) of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
     Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent and Merger Sub on behalf of the Company.
     Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.
     Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.
     Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

     Company Equity Plan. “Company Equity Plan” shall mean the Company’s 2004 Stock Incentive Plan (as amended and restated in January 2008) and the Company’s 2004 Stock Incentive Plan, collectively.
     Company Financial Statements. “Company Financial Statements” shall have the meaning set forth in Section 2.7(a).
     Company Indebtedness. “Company Indebtedness” shall mean the net book value of all outstanding obligations (whether short-term or long-term) of the Company and the Company Subsidiaries for borrowed money or in respect of loans or advances, as of the close of business on the Closing Date, before giving effect to the Merger, determined in accordance with GAAP. For the avoidance of doubt, Company Indebtedness shall not include any intercompany payables or loans of any kind or nature, and Company Indebtedness shall include any amount claimed by Henry Wong to be due and owing to him by the Company with respect to certain convertible promissory notes in the aggregate principal amount of $200,000, which were cancelled by the Company on September 9, 2009.
     Company Indemnitees. “Company Indemnitees” shall mean the following Persons: (a) Company; (b) Company’s current affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above, including the Signing Noteholders and Carve-Out Recipients; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
     Company IP. “Company IP” shall mean all Intellectual Property Rights owned (or purported to be owned) by, or exclusively licensed to, the Company.
     Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.
     Company Note Liability. “Company Note Liability” shall mean any Damages based upon, arising out of or otherwise in any way related to any attempt by any holder of Company Notes to demand payment for such Company Notes after the Effective Time.
     Company Notes. “Company Notes” shall mean the Class A-1 Notes, the Class A-2 Notes and the Class B Notes.
     Company Options. “Company Options” shall have the meaning set forth in Section 2.3(b).
     Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

     Company Series A Preferred Stock. “Company Series A Preferred Stock” shall mean the Series A Preferred Stock ($0.001 par value) of the Company.
     Company’s Knowledge. “Company’s Knowledge” shall mean (a) the actual knowledge of the following officers of the Company: Praveen Kumar Prabhakaran, Matt Eddington and Sankaran Vaidhyanathan; and (b) the knowledge of any particular fact or matter that a reasonable person similarly situated to any such officer would reasonably be expected to have after reasonable inquiry.
     Company Software. “Company Software” shall mean the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis).
     Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.8.
     Company Stockholder Agreements. “Company Stockholder Agreements” shall have the meaning set forth in Section 6.4.
     Company Subsidiaries. “Company Subsidiaries” shall have the meaning set forth in Section 2.1(c).
     Company Unaudited Interim Balance Sheet. “Company Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 2.7(a)(ii).
     Company Warrants. “Company Warrants” shall have the meaning set forth in Section 2.3(b).
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contested Amount. “Contested Amount” shall have the meaning set forth in Section 10.6(c).
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
     Damages. “Damages” shall include claims, Liabilities, damages, payments, obligations, losses, costs and expenses (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), and judgments (at law or in equity) of any nature, but shall not include special or punitive damages unless such damages are part of any judgment or award against an Indemnitee in actions by third parties to the extent that any such judgment or award is subject to indemnification pursuant to Section 10.

     Datasite. “Datasite” shall mean the internet datasite maintained by the Company at https://sharepoint.wcpexchangeserver.com immediately prior to the date of this Agreement, but only to the extent that materials on such datasite were made generally available to the Parent and its Representatives.
     DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.
     Direct Claim. “Direct Claim” shall have the meaning set forth in Section 10.6(b).
     Dissenting Share. “Dissenting Share” shall have the meaning set forth in Section 1.10.
     Dissenting Share Liability. “Dissenting Share Liability” shall mean, with respect to each Dissenting Share entitled to payment pursuant to Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL, an amount equal to (a) the consideration determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL, together with any interest and penalties therein, minus (b) the amount otherwise payable with respect to such Dissenting Share pursuant to Section 1.5 of this Agreement if such share was not a Dissenting Share entitled to payment pursuant to Section 262 of the DGCL and, if applicable by virtue of Section 2115 of the CGCL, Chapter 13 of the CGCL.
     Dissenting Stockholder. “Dissenting Stockholder” shall have the meaning set forth in Section 1.10.
     DOL. “DOL” shall mean the United States Department of Labor.
     Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3.
     ENA License Agreement. “ENA License Agreement” shall have the meaning set forth in Section 7.16.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Escrow Agent. “Escrow Agent” shall mean SunTrust Bank N.A.

     Escrow Agreement. “Escrow Agreement” shall mean an Escrow Agreement, substantially in the form attached hereto as Exhibit J, among Parent, the Agent and the Escrow Agent.
     Escrow Amount. “Escrow Amount” shall mean 15% of the Aggregate Merger Consideration.
     Estimated Balance Sheet. “Estimated Balance Sheet” shall have the meaning set forth in Section 1.11(b).
     Estimated Balance Sheet Adjustment. “Estimated Balance Sheet Adjustment” shall have the meaning set forth in Section 1.11(b).
     Estimated Balance Sheet Adjustment Statement. “Estimated Balance Sheet Adjustment Statement” shall have the meaning set forth in Section 1.11(b).
     Final Balance Sheet. “Final Balance Sheet” shall have the meaning set forth in Section 1.11(c).
     Final Balance Sheet Adjustment. “Final Balance Sheet Adjustment” shall have the meaning set forth in Section 1.11(d).
     Final Balance Sheet Adjustment Statement. “Final Balance Sheet Adjustment Statement” shall have the meaning set forth in Section 1.11(c).
     Firm. “Firm” shall have the meaning set forth in Section 1.11(c).
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (b) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (c) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.
     Full Amount. “Full Amount” shall have the meaning set forth in Section 10.6(c).
     GAAP. “GAAP” shall mean United States generally accepted accounting principles.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     Indemnifying Parties. “Indemnifying Parties” shall mean (a) the Signing Noteholders who are holders of either or both Class A-2 Notes and Class B Notes and (b) the Carve-Out Recipients.
     Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     Interim Balance Sheet Date. “Interim Balance Sheet Date” shall have the meaning set forth in Section 2.7(a)(ii).
     IP Representations. “IP Representations” shall mean the representations and warranties set forth in Section 2.12.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Material Adverse Effect. “Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of such Person and its subsidiaries, taken as a whole, (b) the ability of such Person to perform its obligations under this Agreement or (c) the ability of such Person to, or the timing when such Person may, consummate the Merger; provided that the foregoing shall not include any change, event, circumstance, condition or effect (individually or in the aggregate with respect to such entity and its subsidiaries) primarily resulting from: (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which such entity and its subsidiaries operate, as long as such Person is not disproportionately impacted; (ii) any change in applicable law, or the interpretation thereof; (iii) changes resulting from the announcement or pendency of the transactions provided for in this Agreement or compliance with the terms if this Agreement, (iv) action or inaction by the Parent, in the case of the Company, (v) action or inaction by the Company, in the case of Parent, or (vi) any force majeure event, disruptions of suppliers, acts of terrorism, wars, acts of God and the like.
     Material Contracts. “Material Contracts” shall have the meaning set forth in Section 2.13(a).
     Maximum Amount. “Maximum Amount” shall have the meaning set forth in Section 10.3(d).
     Merger. “Merger” shall have the meaning set forth in the Recitals.
     Merger Sub. “Merger Sub” shall have the meaning set forth in the Preamble.
     Net Assets. “Net Assets” shall mean (a) Cash plus, without duplication, current assets of the Company, determined in accordance with GAAP, that are substantially similar to the assets appearing on the Company Unaudited Interim Balance Sheet minus (b) Total Liabilities.
     Non-Disclosure Agreement. “Non-Disclosure Agreement” shall mean the Nondisclosure Agreement between Parent and the Company, dated as of March 27, 2008.
     Note Consideration. “Note Consideration” shall mean 1,426,000 shares of Parent Series E-1 Preferred of the Aggregate Merger Consideration to be issued to the holders of Company Notes, subject to adjustment pursuant to Section 1.11.
     Noteholder’s or Carve-Out Recipient’s Immediate Family. “Noteholder’s or Carve-Out Recipient’s Immediate Family” shall have the meaning set forth in Section 6.6(b).
     Note Purchase Agreements. “Note Purchase Agreements” shall mean the following agreements: (a) Senior Convertible Note and Warrant Purchase Agreement, between the Company and each of the purchasers listed on Exhibit A thereto, dated as of November 30, 2007;

(b) Amendment No. 1 to Senior Convertible Note and Warrant Purchase Agreement, between the Company and each of the investors listed on Exhibit A thereto, dated as of July 16, 2008; (c) Amendment No. 2 to Senior Convertible Promissory Note Purchase Agreement and Senior Convertible Promissory Notes, between the Company and each of the investors listed on Exhibit A thereto, dated as of December 31, 2008 (d) Security Agreement, between the Company and each of the parties listed on Exhibit A thereto, dated December 31, 2008; (e) Secured Senior Convertible Note Purchase Agreement and Amendment between the Company and each of the purchasers listed on Exhibit A thereto, dated as of September 3, 2009; (f) Secured Senior Convertible Note Purchase Agreement between the Company and the purchasers listed on Exhibit A thereto, dated as of the Closing Date and (g) any other agreement relating to the Company Notes.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Outside Date. “Outside Date” shall have the meaning set forth in Section 9.1(f).
     Packet Island India. “Packet Island India” shall have the meaning set forth in Section 5.9.
     Parent. “Parent” shall have the meaning set forth in the Preamble.
     Parent Closing Certificate. “Parent Closing Certificate” shall have the meaning set forth in Section 8.4(a).
     Parent Common Stock. “Parent Common Stock” shall have the meaning set forth in Section 4.2(a).
     Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent and Merger Sub.
     Parent Equity Plans. “Parent Equity Plans” shall have the meaning set forth in Section 4.2(b).
     Parent Financial Statements. “Parent Financial Statements” shall have the meaning set forth in Section 4.5(a).
     Parent Indemnitees. “Parent Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Signing Noteholders and Carve-Out Recipients shall not be deemed to be “Parent Indemnitees.”

     Parent Options. “Parent Options” shall have the meaning set forth in Section 4.2(b).
     Parent Preferred Stock. “Parent Preferred Stock” shall have the meaning set forth in Section 4.2(a).
     Parent Registration Rights Agreement. “Parent Registration Rights Agreement” shall have the meaning set forth in Section 7.8(g).
     Parent Registration Rights Agreement Amendment. “Parent Registration Rights Agreement Amendment” shall have the meaning set forth in Section 7.8(g).
     Parent Restated Charter. “Parent Restated Charter” shall have the meaning set forth in the Recitals.
     Parent Series E-1 Preferred. “Parent Series E-1 Preferred” shall mean the Parent’s Series E-1 Convertible Preferred Stock, par value $0.01 per share.
     Parent’s Knowledge. “Parent’s Knowledge” shall mean (a) the actual knowledge of the following officers of Parent: Michael Tessler, Scott Hoffpauir, Jim Tholen and Mary Ellen Seravalli; and (b) solely with respect to Section 4.8, the knowledge of any particular fact or matter that a reasonable person similarly situated to any such officer would reasonably be expected to have after reasonable inquiry.
     Parent Stockholders’ Agreement. “Parent Stockholders’ Agreement” shall have the meaning set forth in Section 7.8(f).
     Parent Stockholders’ Agreement Amendment. “Parent Stockholders’ Agreement Amendment” shall have the meaning set forth in Section 7.8(f).
     Parent Unaudited Interim Balance Sheet. “Parent Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 4.5(a)(ii).
     Parent Warrants. “Parent Warrants” shall have the meaning set forth in Section 4.2(b).
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 5.1.
     Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date. For purposes of this Agreement, in the case of any taxable year or period of a Company or a Company Subsidiary which includes the Closing Date (but does not end on that day), (a) property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (b) Taxes (other than property Taxes) of the Company or a Company Subsidiary for the Pre-Closing Tax Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Company or the Company Subsidiary owns a direct or indirect interest) ended as of the close of business on the Closing Date.
     Pro Rata Share “Pro Rata Share” means (a) for each Indemnifying Party, the ratio obtained by dividing (i) the aggregate number of shares of Parent Series E-1 Preferred that such Indemnifying Party may be entitled to receive pursuant to Sections 1.5 or 1.6, as set forth on Exhibit A-1 (assuming delivery of such Indemnifying Party’s portion of the Escrow Amount), by (ii) in the case of the holders of Class B Notes and the Carve-Out Recipients, the aggregate amount of the Aggregate Merger Consideration payable to such parties, including the Final Balance Sheet Adjustment, and in the case of the holders of Class A-2 Notes, the aggregate amount of the Aggregate Merger Consideration payable to such parties, excluding the Final Balance Sheet Adjustment.
     Released Claims. “Released Claims” shall have the meaning set forth in Section 5.7(a).
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     Required Company Stockholder Approval. “Required Company Stockholder Approval” shall mean the affirmative vote of a majority of the Company Series A Preferred Stock and the Company Common Stock, voting together on an as-if converted to common stock basis, and a majority of the Company Series A Preferred Stock.
     Response Notice. “Response Notice” shall have the meaning set forth in Section 10.6(c).
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Significant Customer. “Significant Customer” shall have the meaning set forth in Section 2.22.
     Signing Noteholders. “Signing Noteholders” shall have the meaning set forth in the Preamble.
     Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Sections 2.5, 2.6 and 2.9.
     Statement No. 5. “Statement No. 5” shall have the meaning set forth in Section 2.7(d).

     Subsidiary Shares. “Subsidiary Shares” shall have the meaning set forth in Section 2.4(c).
     Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     Tax Representations. “Tax Representations” shall mean the representations and warranties set forth in Section 2.17.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Third Party Claim. “Third Party Claim” shall have the meaning set forth in Section 10.6(a).
     Threshold Amount. “Threshold Amount” shall have the meaning set forth in Section 10.3(c).
     Total Liabilities. “Total Liabilities” shall mean all debts, obligations, duties and liabilities of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) of the Company, regardless of whether such debts, obligations, duties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debts, obligations, duties or liabilities are immediately due and payable or are due and payable at some future date. Notwithstanding the foregoing, “Total Liabilities” shall not include the Company Notes and any interest accrued on such Company Notes.
     Transfer Taxes. “Transfer Taxes” shall have the meaning set forth in Section 6.7(c).
     Unsatisfied Damages. “Unsatisfied Damages” shall have the meaning set forth in Section 10.5(a).